As filed with the Securities and Exchange Commission on October 10, 1997


                                            Registration Statement No. 333-28233

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.c. 20549

                                   ----------

                                 AMENDMENT NO. 3

                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
        (Exact name of Small Business issuer as specified in its charter)

                                   ----------

    Delaware                          7299                      43-1771999
 (State or other               (Primary standard              (I.R.S. employer
 jurisdiction of           industrial classification           identification
  incorporation)                  code number)                     number)

                                   ----------

                           11904 Blue Ridge Boulevard
                            Grandview, Missouri 64030
                                 (816) 763-4900
          (Address and telephone number of principal executive offices and principal place of business)

                                   ----------

                                  NEAL J. POLAN
                              Chairman of the Board
                           And Chief Executive Officer
                     1325 Avenue of the Americas, Suite 1200
                            New York, New York 10019
            (Name, address and telephone number of agent for service)

                                   ----------

                                   Copies to:

        MARC S. GOLDFARB, ESQ.                     BARRY A. BROOKS, ESQ.
 Bachner, Tally, Polevoy & Misher Llp      Paul, Hastings, Janofsky & Walker Llp
          380 Madison Avenue                    399 Park Avenue, 31St Floor
       New York, New York  10017                 New York, New York  10022
            (212) 687-7000                            (212) 318-6000

                                   ----------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /x/

                                   ----------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED OCTOBER 10, 1997


PROSPECTUS

                       HEALTHCORE MEDICAL SOLUTIONS, INC.

                                 1,760,000 Units
             Consisting of 1,760,000 Shares of Class A Common Stock
                    and 1,760,000 Redeemable Class A Warrants


     Each unit ("Unit") offered by HealthCore Medical Solutions, Inc. (the "Company") consists of one share of class A common stock, $.01 par value ("Class A Common Stock") and one redeemable class A warrant ("Class A Warrants" or "Warrants"). The components of the Units will be separately transferable 90 days from the date of this Prospectus or such earlier date (the "Separation Date") as D.H. Blair Investment Banking Corp. may determine in its sole discretion. Each Class A Warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $6.50, subject to adjustment, at any time from the Separation Date through the fifth anniversary of the date of this Prospectus.
Commencing one year from the date hereof, the Class A Warrants are subject to redemption by the Company at a redemption price of $.05 per Warrant on 30 days' written notice, provided the closing bid price of the Class A Common Stock averages in excess of $9.10 per share for any 30 consecutive trading days ending within 15 days of the notice of redemption. See "Description of Securities."


     As of the date hereof, 216,000 shares of Class B Common Stock, $.01 par value ("Class B Common Stock"), of the Company are outstanding. The Class A Common Stock and the Class B Common Stock are substantially identical on a share-for-share basis, except that the holders of Class B Common Stock have five votes per share on each matter considered by stockholders and the holders of Class A Common Stock have one vote per share on each matter considered by stockholders, and except that the holders of each class will vote as a separate class with respect to any matter requiring class voting by the General Corporation Law of the State of Delaware.

     Prior to this offering (the "Offering"), there has been no public market for the Units, Class A Common Stock or Class A Warrants and there can be no assurance that such a market will develop. The Company has applied for quotation of the Units, Class A Common Stock and Class A Warrants on The Nasdaq SmallCap Market ("Nasdaq") under the symbols HMSIU, HMSI and HMSIW, respectively. It is anticipated that the initial public offering price will be $5.00 per Unit. See "Underwriting" for a discussion of factors considered in determining the initial public offering price. FOR INFORMATION CONCERNING A SECURITIES AND EXCHANGE COMMISSION INVESTIGATION RELATING TO THE REPRESENTATIVE, SEE "RISK FACTORS" AND "UNDERWRITING."
                                   ----------

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 7 AND "DILUTION."

                                   ----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                            Underwriting Discoun     Proceeds to
                      Price To Public       and Commissions (1)      Company (2)
--------------------------------------------------------------------------------
Per Unit.............         $                $                      $
--------------------------------------------------------------------------------
Total (3)...........     $                 $                       $
================================================================================

(1) Does not include additional compensation to be received by D.H. Blair Investment Banking Corp., the representative (the "Representative") of the several underwriters (the "Underwriters"), in the form of (i) a non-accountable expense allowance of $______, or $______ per Unit ($______ if the Underwriters' over-allotment option is exercised in full) and (ii) an option, exercisable over a period of two years commencing three years from the date of this Prospectus, to purchase up to 176,000 Units at $______ per Unit (the "Unit Purchase Option"). The Company has also agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting estimated expenses of $______ payable by the Company, including the Representative's non-accountable expense allowance.

(3) The Company has granted to the Underwriters a 45-day option to purchase up to 264,000 additional Units on the same terms and conditions as set forth above, solely to cover over-allotments, if any, subject to the right of the Representative to elect, in its sole discretion, to exercise such option individually, and not as representative of the several Underwriters. If the over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $______, $______ and $______, respectively. See "Underwriting."

                                   ----------

     The Units are being offered on a "firm commitment" basis by the Underwriters when, as and if delivered to and accepted by the Underwriters, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that the delivery of the certificates representing the Units will be made against payment at the offices of D.H. Blair Investment Banking Corp., 44 Wall Street, New York, New York on or about ___________, 1997.

                       D.H. BLAIR INVESTMENT BANKING CORP.

                 The date of this Prospectus is __________, 1997

      [The following paragraph describes a graphic in the printed material]

The artwork is a collage of pictures depicting (i) health care professionals performing services on patients, (ii) an individual ordering a prescription over the telephone and (iii) a picture of the Company's HealthCare Solutions Card. The artwork also contains the following caption: "HealthCare Solutions Card holders simply present the card to any of our network of thousands of healthcare professionals around the country to receive savings on the spot on many products and services."

     The Company intends to furnish its stockholders and holders of Class A Warrants with annual reports containing financial statements audited by its independent auditors.

                                   ----------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE UNITS, CLASS A COMMON STOCK AND/OR THE CLASS A WARRANTS. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF UNITS, CLASS A COMMON STOCK AND CLASS A WARRANTS FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE UNITS, THE CLASS A COMMON STOCK AND THE CLASS A WARRANTS OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE UNITS, THE CLASS A COMMON STOCK AND THE CLASS A WARRANTS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus (a) gives effect to (i) the incorporation of the Company in Delaware and the merger of the Company's predecessor entity, a Missouri limited liability company, into the Company in February 1997; and (ii) the conversion, on the closing of the Offering, of certain outstanding warrants issued by the Company in a private placement completed in February and March 1997 (the "Bridge Financing") into Class A Warrants (the "Bridge Warrants") identical to the Class A Warrants offered hereby; and (b) assumes no exercise of (i) the Underwriter's over-allotment option; (ii) the Class A Warrants; (iii) the Bridge Warrants;
(iv) the Unit Purchase Option; (v) options granted or available for grant under the Company's 1997 Stock Option Plan; and (vi) outstanding warrants for the purchase of Class A Common Stock. See "Capitalization," "Management -- Stock Options," "Certain Transactions" and "Description of Securities."

                                   The Company

     The Company is a development stage enterprise organized to develop, market and administer a health care benefit services program which is designed to enable participants ("Members") to obtain discounts on purchases of ancillary health care products and services through certain networks (the "Networks") of health care providers (the "Providers"). The Networks with which the Company currently maintains contracts comprise an aggregate of approximately 44,000 participating Providers of eye care, dental, hearing, pharmacy and chiropractic benefits throughout the United States, and Members will be able to access the Networks through the use of a discount membership card (the "HealthCare Solutions Card"). The HealthCare Solutions Card is expected to be marketed, directly and through independent brokers, agents and consumer marketing organizations, to individuals and to employers, health maintenance organizations ("HMOs") and business and other associations (collectively, "Sponsors") who may either purchase the HealthCare Solutions Card for, or offer it to, their employees or members.

     The Company believes that the HealthCare Solutions Card addresses two significant concerns in the healthcare industry: cost containment and the rising number of people who are underinsured. In recent years, the cost of health-related products and services has increased at a rate significantly greater than the general rate of inflation. Such increasing costs have led to limitations on reimbursement from insurance companies, HMOs and government sources and have generated demand for products and services designed to control health care costs. Many employers have responded to the increased cost of providing insurance to their employees by reducing or eliminating available insurance coverage and by requiring employees to contribute heavily to premiums, especially for family members. As a result, the Employee Benefit Research Institute estimates that in 1995, approximately 40 million Americans, or approximately 17% of the population under the age of 65, had no health insurance, and most Americans lacked insurance coverage for one or more ancillary health care services. In addition, based upon a 1995 Blue Cross Blue Shield Survey, it is estimated that in 1995, approximately $140 billion was spent on ancillary health care services, including eye care, dental, and pharmaceutical services, and that only approximately $50 billion of such amount was reimbursed by a third party. Moreover, as a result of the "baby boom" generation, the group of persons over the age of 50 is currently the fastest growing segment of the United States population. As the population ages, a greater percentage of the total population is likely to need vision, dental, pharmaceutical, chiropractic and hearing care products and services, many of which are not covered by Medicare.

     The Company believes that the HealthCare Solutions Card will provide a low-cost, non-insurance alternative to individuals who are seeking to reduce their out-of-pocket health care costs not covered by insurance or who are unable to obtain health care insurance due to their medical history, age or occupation. For an annual fee expected to range from approximately $60 to $80, Members will be able to obtain discounts of 5% to 60% off the retail or usual and customary prices from participating Providers. Acceptance in the Company's program is unrestricted, and the HealthCare Solutions Card can be used to cover any member of the cardholder's immediate family. The Company's revenues are initially expected to be derived principally from the receipt of annual or monthly enrollment fees paid by or on behalf of Members for the right to obtain discounts at the point of purchase from Providers in the Networks.

     The Company's strategy is to focus principally on (i) expanding the range of ancillary and other health care services and products included in the Networks, (ii) expanding the Networks to include additional Providers throughout the United States, (iii) expanding the Company's sales and marketing capabilities and (iv) the possible development of a physician and hospital network.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Since its inception, the Company's activities have consisted of (i) designing and developing a network administration and management system which the Company believes will facilitate data processing and enhance its customer service capabilities (the "Network Administration System"), (ii) negotiating contracts with Networks of Providers, (iii) organizing an initial marketing force to market the HealthCare Solutions Card and (iv) test marketing. The Company has only recently begun to market the HealthCare Solutions Card and is currently focusing its initial marketing efforts in the states of Illinois, Indiana, Missouri and Texas. To date, only minimal sales of the HealthCare Solutions Card have taken place and there can be no assurance that the Company will successfully maintain or expand the Networks and/or market the HealthCare Solutions Card. There can also be no assurance that sales of the HealthCare Solutions Card will ever result in the Company achieving profitable operations.

     The Company was established in October 1995 as MegaVision L.C., a Missouri limited liability company ("MegaVision"). In February 1997, MegaVision merged into HealthCore Medical Solutions, Inc. Except as otherwise required by the context, all references to the Company and its operations include MegaVision and its operations. The Company's executive offices are located at 11904 Blue Ridge Boulevard, Grandview, Missouri 64030, and its telephone number is (816) 763-4900.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  The Offering


Securities Offered.............   1,760,000  Units,  each Unit  consisting of on
                                     share of Class A Common Stock and one Class
                                     A Warrant.  Each  Class A Warrant  entitles
                                     the holder to purchase one share of Class A
                                     Common Stock at an exercise price of $6.50,
                                     subject to adjustment, at any time from the
                                     Separation    Date    through   the   fifth
                                     anniversary of the date of this Prospectus.
                                     The  Class  A  Warrants   are   subject  to
                                     redemption  in certain  circumstances.  See
                                     "Description of Securities."


Common Stock Outstanding
  Before Offering (1):
      Class A Common Stock.....        984,000 shares (2)(3)
      Class B Common Stock.....        216,000 shares (3)
                                     ---------
              Total............      1,200,000 shares (2)(3)
                                     =========
Common Stock Outstanding
  After Offering (1):
      Class A Common Stock.....      2,744,000 shares (2)(3)(4)
      Class B Common Stock.....        216,000 shares (3)
                                     ---------
              Total............      2,960,000 shares (2)(3)(4)
                                     =========

Use of Proceeds . .............   To repay $2,300,000 principal  amount  of  10%
                                     subordinated  notes  (the  "Bridge  Notes")
                                     issued  in  the  Bridge   Financing,   plus
                                     accrued interest thereon; for marketing and
                                     sales,  acquisition  of computer  equipment
                                     and  for  working  capital.   See  "Use  of
                                     Proceeds." Proposed Nasdaq Symbols (5)

      Units....................   HMSIU
      Class A Common Stock.....   HMSI
      Class A Warrants.........   HMSIW

Risk Factors...................   The Offering involves a high  degree  of  risk
                                     and  immediate  substantial  dilution.  See
                                     "Risk Factors" and "Dilution."

---------

(1) For a description of the Class A Common Stock and Class B Common Stock (collectively, the "Common Stock"), see "Description of Securities -- Common Stock."


(2) Excludes (i) an aggregate of 1,150,000 shares of Class A Common Stock reserved for issuance upon exercise of the Bridge Warrants; (ii) 299,000 shares of Class A Common Stock reserved for issuance upon exercise of outstanding warrants, 142,000 of which are exercisable only upon the attainment by the Company of certain earnings or market price thresholds; and (iii) 200,000 shares of Class A Common Stock reserved for issuance under the Company's 1997 Stock Option Plan (the "Plan"), under which, as of the date of this Prospectus, options to purchase 57,500 shares of Class A Common Stock are outstanding at an exercise price of $5.00. See "Risk Factors -- Charges and Potential Charges to Earnings," "Management -- Stock Options" and "Certain Transactions."


(3) Includes 900,000 shares of Common Stock (the "Escrow Shares") which have been deposited into escrow by the holders thereof on a pro rata basis. The Escrow Shares are subject to cancellation and will be contributed to the capital of the Company if the Company does not attain certain earnings levels or the market price of the Company's Class A Common Stock does not achieve certain levels during the next three years. If such earnings or market price levels are met, the Company will record a substantial non-cash charge to earnings, for financial reporting purposes, as compensation expense relating to the value of the Escrow Shares released to Company officers and employees. See "Risk Factors -- Charges and Potential Charges to Earnings," "Capitalization" and "Principal Stockholders."

(4) Excludes (i) up to 528,000 shares of Class A Common Stock issuable upon exercise of the Underwriters' over-allotment option (and the Warrants included therein); (ii) 1,760,000 shares of Class A Common Stock issuable upon exercise of the Class A Warrants which are components of the Units offered hereby; and (iii) an aggregate of 352,000 shares of Class A Common Stock issuable upon exercise of the Unit Purchase Option and the Class A Warrants included therein. See "Underwriting."

(5) Notwithstanding quotation on the Nasdaq SmallCap Market, there can be no assurance that an active trading market for the Company's securities will develop or, if developed, that it will be sustained.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          Summary Financial Information

                                       June 1, 1995
                                        (Inception)                      Nine Months Ended        June 1, 1995
                                          Through      Year Ended            June 30,              (Inception)
                                       September 30,  September 30, --------------------------       Through
                                           1995           1996          1996           1997       June 30, 1997
                                           ----           ----          ----           ----       -------------
                                                                            (Unaudited)            (Unaudited)

Statement of Operations Data:

General and administrative
  expenses ...................          $  78,105     $   900,177    $ 745,123    $ 1,418,389      $ 2,396,671
Selling and marketing expenses             34,158         277,845       59,624        251,731          563,734
Interest expense .............               --            36,071        3,028        514,598          550,669
                                        ---------     -----------    ---------    -----------      -----------
Net loss .....................          $(112,263)    $(1,214,093)   $(807,775)   $(2,184,718)     $(3,511,074)
                                        =========     ===========    =========    ===========      ===========
Net loss per share(1) ........          $   (0.46)    $     (3.95)   $   (2.35)   $     (5.57)
                                        =========     ===========    =========    ===========
Weighted average number of
  shares outstanding .........            245,010         307,717      344,417        392,067
                                        =========     ===========    =========    ===========

                                                          At June 30, 1997
                                                    ----------------------------
                                                       Actual     As Adjusted(2)
                                                     -----------   -------------
                                                             (Unaudited)

Balance Sheet Data:

Working capital (deficit).......................... $(1,868,259)     $5,203,548
Total assets.......................................   1,124,046       5,940,246
Total liabilities..................................   2,647,500         551,166
Deficit accumulated during the development stage...  (3,511,074)     (4,131,662)
Total stockholders' equity (capital deficiency)....  (1,523,454)      5,389,080

-------------
(1) The Escrow Shares are excluded from the computation of net loss per share. See Notes B(4) and D of Notes to Financial Statements.

(2) Adjusted to give effect to (i) the sale of the 1,760,000 Units offered hereby at an assumed initial public offering price of $5.00 per Unit and the use of a portion of the net proceeds to repay the Bridge Notes (plus accrued interest thereon through June 30, 1997) and the corresponding additional charge to operations of approximately $204,000 and (ii) an anticipated non-cash charge to operations of approximately $417,000 in the quarter ending September 30, 1997 relating to the fair market value of warrants issued to the Company's Chairman of the Board and Chief Executive Officer with an exercise price below the fair market value of the Company's Class A Common Stock. See "Risk Factors -- Charges and Potential Charges to Earnings," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

--------------------------------------------------------------------------------

                                  Risk Factors

     The securities offered hereby are speculative in nature and an investment in the Units offered hereby involves a high degree of risk. Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors in analyzing this Offering.

     History of Operating Losses; Anticipated Future Losses. The Company has experienced significant operating losses since its inception in June 1995. As of June 30, 1997, the Company had an accumulated deficit of approximately $3.5 million and significant losses and increases in working capital deficit have occurred since such date and are expected to continue for the foreseeable future. Such losses have been and are expected to be principally the result of the various costs associated with the Company's development and marketing activities. There can be no assurance that the Company will ever achieve or sustain commercial sales or profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Development Stage Company; No History of Operations. The Company was organized in June 1995 and is currently in the development stage. The Company has only recently contracted with the Networks and has achieved only minimal sales of the HealthCare Solutions Card. The Company's success depends upon several factors, including the quality and quantity of Providers in the Networks, the acceptance of the HealthCare Solutions Card by individuals, employers, HMOs, business and other associations, providers of medical benefits and Members, the ability of the Company to incentivize independent sales representatives to sell the Company's products and managing the technical aspects of its operations. Investors should be aware of the difficulties normally encountered by a new enterprise and the high rate of failure of such enterprises. There is no history upon which to base any assumption as to the likelihood that the Company will prove successful, and there can be no assurance that the Company will become a viable or profitable business. While the Company has conducted limited development and sales and marketing activities and has generated minimal sales in the third calendar quarter of 1997, it has not generated any significant revenues and may experience many of the problems, delays, expenses and difficulties commonly encountered by early stage companies, many of which are beyond the Company's control. These include, but are not limited to, unanticipated problems, delays or expenses relating to product development and marketing, uncertain market acceptance, lack of sufficient capital, competition, customer service and regulatory compliance, as well as additional costs and expenses that may exceed current estimates. There can be no assurance that the Company will successfully develop a viable cardholder base, that it will be able to enter into and maintain agreements with a sufficient number of Providers that are accessible and acceptable to potential Members, or that the Company will generate any revenues or ever achieve profitable operations. Additionally, the Company has never operated a network of the size that will be required to be profitable and cannot predict all of the technical difficulties, including issues relating to management information systems and customer service, that may arise. See "Business."


     Use of Proceeds to Repay Indebtedness; Need for Significant Additional Funds. The Company has a working capital deficit and requires the proceeds of this Offering to pursue its business plan. Approximately $2,447,000, or approximately 34%, of the net proceeds of this Offering will be used for the repayment of the Bridge Notes issued in the Bridge Financing and will not be available for any other purpose. The remaining proceeds of this Offering are only expected to be sufficient to fund the Company's operations for approximately 18 months and the Company will likely require significant additional funds to continue its operations after such period. Moreover, the Company's cash requirements may vary materially from those currently anticipated due to product development and marketing programs, changes in the forms and direction of the Company's activities, the timing of receipt of revenues, if any, and other factors. The Company has no commitments for any future funding and there can be no assurance that the Company will be able to obtain additional financing in the future from either debt or equity financings, bank loans, collaborative arrangements or other sources on terms acceptable to the Company, or at all. If the Company is unable to obtain the necessary financing, it will be required to significantly curtail its activities or cease operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Unproven Commercial Viability; Need for Market Acceptance. The Company's success is dependent on commercial acceptance of the HealthCare Solutions Card, as well as any other potential medical benefits related products the Company may offer in the future. Except as described herein, the Company has no present intention to offer additional medical benefits related products. The commercial viability of the Company will be determined in large part by the acceptance of the HealthCare Solutions Card by individuals, employers, HMOs, business and other associations, providers of medical benefits and Members and will require the Company to secure marketing and Network provider alliances within the highly competitive medical benefits industry. To date, the Company has achieved only minimal sales of the HealthCare Solutions Card. There can be no assurance that the Company will be able to successfully demonstrate that the benefits associated with the HealthCare Solutions Card justify the costs associated with the card or that such benefits outweigh those associated with competing medical benefits programs or traditional insurance programs. If the Company is unable to achieve commercial acceptance of the HealthCare Solutions Card, the Company may be forced to cease operations.

     Limited Marketing Capabilities; Dependence on Third Parties for Marketing Activities. The Company's operating results will depend to a large extent on its ability to successfully market the HealthCare Solutions Card and any other potential products to Sponsors and Members. The Company currently has limited marketing capabilities and believes it will have to significantly expand its sales and marketing capabilities, as well as concentrate its limited resources on defined segments of its target market. The Company anticipates that it will depend, to a significant extent, on independent brokers and selected marketing organizations to market the Company's products. Although such parties will receive a commission for their services, the success of any such relationship will depend in part upon such parties' own competitive, marketing and strategic considerations, including the relative advantages of alternative products being marketed by such persons, and there can be no assurance that such parties will have the interest or ability to successfully market the Company's products. To the extent that the Company utilizes third parties to market its products, the Company's control over sales and marketing will be reduced. Although the Company has entered into numerous agreements with independent brokers, substantially all of these brokers are affiliated with American Family Life Assurance Company ("AFLAC") and are concentrated in the states of Illinois, Indiana, Missouri and Texas. Accordingly, the Company's initial marketing efforts will be focused in such states. There can be no assurance that the Company will be able to hire experienced marketing personnel or establish any additional arrangements with independent brokers or that any current or future marketing efforts undertaken by or on behalf of the Company will be successful or will result in any significant sales of the Company's products. See "Business -- Sales and Marketing."

     Dependence Upon Providers; Possible Termination of Provider Agreements. The success of the Company's operations will depend in part on the ability of the Company to enter into and maintain service agreements with provider Networks of health care products and services under discount and other pricing terms that make the HealthCare Solutions Card attractive to Members and Sponsors. To date, the Company has entered into non-exclusive service agreements with several provider Networks. The agreements generally expire after approximately one to three years, but are subject to earlier termination upon the occurrence of certain events, including, in certain cases, notice by the other party. There can be no assurance that (i) the providers affiliated with such Networks will actually provide services to the Members, (ii) any such agreements will be renewed upon their respective expiration dates or (iii) any such agreements will not be terminated earlier. The exercise of cancellation rights by any provider Network could have a material adverse effect on the Company. Further, there can be no assurance that the Company will be successful in securing agreements with additional providers or provider networks or that any providers that agree to join the Network will provide services or cost savings that will be desirable to Members. The inability of the Company to retain its current service providers or to obtain alternate or additional service providers will likely detract from the real or perceived value of the HealthCare Solutions Card and may cause the Company to curtail or alter its activities or cease operations. See "Business -- The HealthCare Solutions Card" and "-- Competition."

     Risks Related to Possible Entry Into Physician and Hospital Network Business. The Company previously entered into a letter of intent with a view to acquiring certain assets associated with an ongoing medical benefits business that is developing a network of physician and hospital providers. The letter of intent expired by its terms and the parties have terminated their discussions. The Company expects to continue to explore the possibility of developing or acquiring a physician and hospital network business and has entered into a new, non-binding letter of intent to establish a joint venture with a preferred provider organization ("PPO") that maintains a nationwide network of approximately 250,000 physicians and hospitals. There can be no assurance that the letter of intent will result in the execution of definitive agreements or that any such physician and hospital network will be established. See "Business -- The HealthCare Solutions Card -- Potential Physician and Hospital Services." The development by the Company of a physician and hospital network business is subject to numerous risks, including (i) risks similar to those identified elsewhere in this Prospectus in connection with the Company's proposed development of an ancillary benefits network, (ii) significant barriers to entry, (iii) intense competition with well-capitalized insurance companies and (iv) the possible incurrence of significant additional sales and marketing costs to develop a distribution system different from the one being developed by the Company for its ancillary health care network. In addition, the Company will continue to be subject to certain confidentiality and non-solicitation provisions entered into with the other party to the previously terminated letter of intent, which provisions will impose limitations on the Company's flexibility within the physician and hospital network business and may expose the Company to the risk of litigation should it enter such business. See "Business -- Strategy."

     Possible Exposure to Liability. Physicians and other medical entities have become increasingly vulnerable to lawsuits alleging medical malpractice. While the Company does not intend to practice medicine or control any affiliated Provider's practice of medicine, there can be no assurance that the Company will not become a party to malpractice litigation in the future. The Company also may be exposed to claims for personal injuries as a result of the incorrect preparation or packaging of prescriptions or from the pilferage of or tampering with the prescription drugs supplied by pharmacy benefits Providers. The Company will attempt to take precautions to protect itself from such claims, including seeking indemnification from such Providers, but no assurance can be given that such precautions will be implemented or will prove adequate. Because the Company is not itself permitted to render medical services, it cannot obtain malpractice insurance. The Company does not maintain errors and omissions insurance, but does maintain general liability insurance in the amount of $2,000,000 which provides general coverage for property damage, business liability and medical payments. There can be no assurance that the Company will not be sued for malpractice as the result of the activities of providers or that any such suit will not result in a recovery against the Company in excess of any applicable general liability insurance coverage and thus materially and adversely affect the Company's financial viability.

     Health Care Reform. In recent years there have been numerous proposals to change the health care system in the United States. The Company is unable to predict the effect on the Company of potential reforms in the health care industry, either by legislative mandate or through self policing mechanisms, particularly those affecting physicians, health care payors and affiliated health systems. Such changes could have a material adverse effect on the Company.

     Government Regulation. The delivery of health care products and services is subject to extensive federal, state and local regulation, including but not limited to the prohibition of business corporations from providing medical care, fraud and abuse provisions of the Medicare and Medicaid statutes, state laws that prohibit referral fees and fee splitting and certain regulations applicable to insurance companies and certain organizations that provide or arrange for health care services. The Company believes that certain registration and licensing laws and regulations in certain states in which the Company intends to operate may apply to the Company's operations. In addition, statutes and regulations applicable to other health care organizations with which the Company may contract, including without limitation those relating to fee splitting, referral fees, patient freedom of choice, provider rights to participate and antidiscrimination, may impact the Company and may result in the delay or denial of any such organization's participation in the Company's Networks. The utilization fees received by the Company in connection with the pharmacy benefits program might be construed to contravene the literal provisions of these statutes and regulations in a number of states in which the Company intends to operate. Although the Company has not obtained any rulings from any governmental authorities or an opinion of counsel with regard to any of these matters, the Company believes that the extent of its compliance with such laws and regulations as they are currently enforced and applicable to the Company is consistent with current industry practices and will not have a material adverse affect on its business. However, legislation in these areas continues to evolve and there can be no assurance that changes in enforcement and compliance practices will not occur in the future, or that existing legislation will not be expanded. In any such event, the Company could be required to effect registration in various additional states, post substantial fidelity or surety bonds and/or meet other financial requirements in connection therewith. Alternatively, the Company could be required to modify the products and services offered by it, modify its contractual arrangements with Networks and Sponsors or be precluded from providing some or all of its products and services in certain states. Any or all of the foregoing consequences, or a determination that the Company is in violation of any applicable laws or regulations, could have a material adverse effect on the Company. See "Business -- Government Regulation."

      Competition. The Company believes that a critical element of its business is the competition for a portion of the benefit dollars allocated by various organizations for employee benefit programs. The Company competes for a portion of those dollars with various other cost-containment marketing organizations, pharmacy indemnity programs, retail pharmacies, mail order prescription companies, preferred provider organizations, HMOs, health care membership programs and other ancillary health care insurance programs. Most of these competitors have had longer operating histories and have significantly greater financial, marketing and administrative resources than the Company. There can be no assurance that the Company will develop products that achieve greater market acceptance than competitive products or that the Company's competitors will not succeed in developing products that would render the Company's products less competitive or obsolete. See "Business -- Competition."

     Proprietary Rights; Management Information Systems. The Company's Network Administration System is a critical component of the Company's ability to provide customer service and process other data. The Company relies on trade secrets to establish and protect its proprietary rights to its Network Administration System. However, trade secrets are difficult to protect and there can be no assurance that others will not independently develop substantially equivalent proprietary technology or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its rights to unpatented trade secrets.

     The  Company  has  applied  for  rights  to  the   tradenames   "HEALTHCARE
SOLUTIONS," "THE SOLUTIONS CARD," "HEALTHCARE SAVINGS. GUARANTEED," and "HEALTHCORE MEDICAL SOLUTIONS, INC." and the service marks for "HEALTHCARE SOLUTIONS" and "HEALTHCORE MEDICAL SOLUTIONS, INC." from the United States Patent and Trademark Office, but there can be no assurance that such rights will be granted. If the Company is not able effectively to protect itself against use of similar trade names or service marks, or if the Company's use of its trade names or service marks are found to infringe upon the proprietary rights of third parties, the Company's business could be adversely affected. See "Business -- Proprietary Rights."

     Reliance Upon Data Processing. Certain aspects of the Company's business, including its customer service capabilities, are dependent upon its ability to store, retrieve, process and manage data and to maintain and upgrade its data processing capabilities. Although the Company believes it has established or will establish appropriate safeguard mechanisms, interruption of data processing capabilities for any extended period of time, loss of stored data, programming errors or other computer problems could have a material adverse effect on the Company. There can be no assurance the Company will not experience problems, delays or unanticipated costs in the use of its current system. Any difficulties in reviewing Providers in a timely manner may adversely affect the Company's customer service efforts and its ability to attract and retain customers. In addition, the Company intends to utilize its data processing system to facilitate the payment of commissions to brokers and the payment of fees to certain Networks. Any difficulties in the payment of such commissions and fees could adversely affect the Company's ability to attract and retain brokers and Networks.

     Money Back Guarantee. The Company intends to offer a full money back guarantee to Members who, after the first full year of enrollment, are not satisfied with the HealthCare Solutions Card. The Company intends to recognize revenue from the sale of the HealthCare Solutions Card upon receipt of the annual or monthly fee by the Company from Members and, therefore, if refunds exceed the reserves established by the Company, the Company's operating results, cash flows and financial condition could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Broad Discretionary Use of Proceeds. The Company has broad discretion with respect to the specific application of approximately $2,191,200, or approximately 31%, of the net proceeds of the Offering. Such amounts are intended to be used for working capital, including salaries of current executive officers and significant employees. Thus, purchasers of the Units will be entrusting their funds to the Company's management, upon whose judgment the investors must depend, with only limited information concerning management's specific intentions. See "Use of Proceeds."

     Dependence on Key Personnel; Need for Additional Personnel. The Company is dependent upon Neal J. Polan, the Company's Chairman and Chief Executive Officer, as well as principal members of its management team. Mr. Polan expects to devote approximately 50% of his business time to activities on behalf of the Company. The Company has not entered into any employment agreement with Mr. Polan, although the Company intends to obtain "key-man" life insurance coverage in the face amount of $2,000,000 on Mr. Polan. The Company currently has only 13 full-time employees. The Company's success will be dependent, in part, upon its ability to attract and retain additional skilled personnel to manage the Company's operations. The inability to do so, or the loss of services of certain of its executive officers and directors or other executive officers or key employees that may be hired in the future, may have a material adverse effect on the Company.

     Control by Management and Principal Stockholders; Potential Anti-takeover Effect of Shares Having Disproportionate Voting Rights. All of the outstanding Class B Common Stock is currently owned beneficially by Neal J. Polan, the Chairman of the Board and Chief Executive Officer of the Company. Moreover, pursuant to a voting proxy, Mr. Polan has the power to vote an additional 144,000 shares of Class A Common Stock held by a former employee of the Company. As a result, upon completion of the Offering, Mr. Polan will have the ability to vote shares of Common Stock representing approximately 32.0% of the total voting power of the Company, and therefore influence significantly or control the outcome of substantially all matters submitted to a vote of the stockholders. Furthermore, the disproportionate vote afforded the Class B Common Stock could also serve to impede or prevent a change of control of the Company. As a result, potential acquirors may be discouraged from seeking to acquire control of the Company through the purchase of Class A Common Stock, which could have a depressive effect on the price of the Company's securities. See "Certain Transactions," "Principal Stockholders" and "Description of Securities."

     Potential Adverse Effects of Preferred Stock; Possible Anti-takeover Provisions. The Company's By-laws authorize the issuance of shares of "blank check" preferred stock, which will have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors will be empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of such issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of preferred stock, there can be no assurance that the Company will not do so in the future. The Company is also subject to a Delaware statute regulating business combinations that could discourage, hinder or preclude an unsolicited acquisition of the Company and make it less likely that stockholders receive a premium for their shares as a result of such attempt, which may adversely affect the market price of the Company's securities. See "Description of Securities -- Preferred Stock" and "-- Business Combination Protections."

     Immediate Dilution. The purchasers of the Units in the Offering will incur immediate dilution of approximately $2.36 or 47.2% in the pro forma per share net tangible book value of their Class A Common Stock ($2.16 or 43.2% if the Underwriters' over-allotment option is exercised in full). Additional dilution to public investors, if any, may result to the extent that the Class A Warrants, the Representative's Unit Purchase Option or other outstanding options or warrants are exercised at a time when the net tangible book value per share of Common Stock exceeds the exercise price of any such securities. See "Dilution."

     Charges and Potential Charges to Earnings. As a condition to the Offering, the current holders of the Company's Class A and Class B Common Stock have agreed to place, on a pro rata basis, 900,000 shares, or three-quarters of the outstanding shares of Common Stock of the Company before the Offering, into escrow, to be released only upon the attainment by the Company of certain earnings or market price thresholds determined by negotiation between the Company and the Underwriters. The Securities and Exchange Commission (the "Commission") has taken the position with respect to such escrow arrangements that in the event any shares are released from escrow to the holders who are officers, directors, employees or consultants of the Company, a compensation expense will be recorded for financial reporting purposes. Accordingly, in the event of the release of the Escrow Shares, the Company will recognize during the period in which the earnings thresholds are probable of being met or such stock levels achieved, a substantial non-cash charge to earnings equal to the fair market value of such shares on the date of their release, which would have the effect of significantly increasing the Company's loss or reducing or eliminating earnings, if any, at such time. The recognition of such compensation expense may have a depressive effect on the market price of the Company's securities. Notwithstanding the foregoing discussion, there can be no assurance that the Company will attain the targets which would enable the Escrow Shares to be released from escrow.

     The  Company  incurred a non-cash  charge to  operations  of  approximately
$438,000 during the nine months ended June 30, 1997 and expects to incur additional non-cash charges to operations aggregating approximately $204,000 through the closing of the Offering relating to the unamortized debt discount and debt issuance costs incurred in connection with the Bridge Financing. The Company also expects to incur an additional non-cash charge to operations of approximately $417,000 in the quarter ending September 30, 1997 relating to the fair market value of the warrants issued to Neal J. Polan, the Company's Chairman of the Board and Chief Executive Officer, with an exercise price below the fair market value of the Company's Class A Common Stock. In addition, a portion of the warrants issued to Mr. Polan will become exercisable only upon the attainment by the Company of certain earnings or market price thresholds. In the event that such warrants become exercisable, the Company will recognize during the period in which the earnings thresholds are probable of being met or such stock levels achieved, an additional non-cash charge to earnings equal to the fair market value of the portion of the warrants subject to such earnings or market price thresholds, which could have the effect of significantly increasing the Company's loss or reducing or eliminating earnings, if any, at such time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions," "Principal Stockholders" and "Description of Securities."

     Potential Influence of the Representative. The Representative has the right, for a period of five years after the completion of the Offering, to designate one individual for nomination to the Company's Board of Directors, although it has not yet selected any such designee. In addition, during the five-year period from the date of this Prospectus, in the event the Representative originates a financing or a merger, acquisition or transaction to which the Company is a party, the Representative will be entitled to receive a finder's fee in consideration for origination of such transaction. The Company has also agreed to sell to the Representative and its designees, for nominal consideration, the Unit Purchase Option to purchase up to 176,000 Units and has agreed to grant to the holders of the Unit Purchase Option registration rights with respect to the securities issuable upon exercise thereof. Such rights may enable the Representative to exert a degree of influence over the Company during the period such rights are outstanding.

     No Dividends. The Company has not paid any cash dividends on its Class A Common Stock and does not expect to declare or pay any cash or other dividends in the foreseeable future. See "Dividend Policy."

     No Public Market for Securities; Possible Volatility of Market Price; Arbitrary Determination of Offering Price. Prior to the Offering, there has not been any market for any of the Company's securities, and there can be no assurance that an active trading market will develop or be sustained after the Offering. The initial public offering price of the Units and the exercise price and other terms of the Class A Warrants have been determined by negotiation between the Company and the Representative and are not necessarily related to the Company's asset value, net worth, results of operations or any other criteria of value and may not be indicative of the prices that may prevail in the public market. The market prices of the Units, Class A Common Stock and Class A Warrants could also be subject to significant fluctuations in response to variations in the Company's development efforts, intellectual property position, government regulations, general trends in the industry and other factors, including extreme price and volume fluctuations which have been experienced by the securities markets from time to time. See "Underwriting."


     Shares Eligible for Future Sale. Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act or otherwise could have an adverse effect on the price of the Company's securities. The 1,200,000 shares of Common Stock outstanding before the Offering are eligible for resale in the public market, subject to compliance with Rule 144 under the Securities Act. In addition, 170,000 shares of Class A Common Stock issuable upon the exercise of stock options and warrants will be eligible for resale pursuant to Rule 144 and Rule 701 under the Securities Act immediately after the 90th day following the date of this Prospectus and a portion of the remaining 186,500 outstanding options and warrants will vest and be eligible for resale pursuant to Rule 144 and Rule 701 under the Securities Act beginning in May 1998. However, holders of all of the outstanding shares of Common Stock and outstanding options and warrants prior to the Offering have agreed not to sell any shares of Common Stock for a period of 13 months from the date of this Prospectus without the prior written consent of the Representative. Sales of Common Stock, or the possibility of such sales, in the public market may adversely affect the market price of the securities offered hereby. In addition, the holders of the Unit Purchase Option have certain demand and "piggy-back" registration rights with respect to their securities and a stockholder of the Company has certain "piggy-back" registration rights with respect to 132,000 shares of Class A Common Stock owned by such stockholder. Exercise of such rights could involve substantial expense to the Company. The Company has agreed to register for resale the 1,150,000 Bridge Warrants and the underlying Class A Common Stock one year from the closing of the Offering. See "Description of Securities," "Shares Eligible for Future Sale" and "Underwriting."

     Outstanding Warrants and Options; Exercise of Registration Rights. Upon completion of the Offering, the Company will have outstanding (i) 1,760,000 Class A Warrants to purchase an aggregate of 1,760,000 shares of Class A Common Stock; (ii) the Bridge Warrants to purchase 1,150,000 shares of Class A Common Stock; and (iii) the Unit Purchase Option to purchase an aggregate of 352,000 shares of Class A Common Stock, assuming exercise of the underlying Class A Warrants. The Company also has (i) 200,000 shares of Class A Common Stock reserved for issuance upon exercise of options under its 1997 Stock Option Plan, of which 57,500 have been granted, and (ii) outstanding warrants to purchase 299,000 shares of Class A Common Stock. Holders of such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by warrants and options. Further, while these Warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected. The holders of the Unit Purchase Option have certain demand and "piggy-back" registration rights with respect to their securities and a stockholder of the Company has certain "piggy-back" registration rights with respect to 132,000 shares of Class A Common Stock owned by such stockholder. Exercise of such rights could involve substantial expense to the Company. In addition, the Company has agreed to register for resale the 1,150,000 Bridge Warrants and the underlying Class A Common Stock within one year from the closing of the Offering. See "Management -- Stock Options," "Description of Securities" and "Underwriting."

     Potential Adverse Effect of Redemption of Warrants. Commencing one year from the date of this Prospectus, the Class A Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant upon not less than 30 days' prior written notice if the closing bid price of the Class A Common Stock shall have averaged in excess of $9.10 per share for 30 consecutive trading days ending within 15 days of the notice. Redemption of the Class A Warrants could force the holders (i) to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (ii) to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or (iii) to accept the nominal redemption price which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. See "Description of Securities -- Redeemable Class A Warrants."

     Current Prospectus and State Registration to Exercise Warrants. Holders of Class A Warrants will be able to exercise the Warrants only if (i) a current prospectus under the Securities Act relating to the securities underlying the Warrants is then in effect and (ii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken and intends to use its best efforts to maintain a current prospectus covering the securities underlying the Warrants following completion of the Offering to the extent required by Federal securities laws, there can be no assurance that the Company will be able to do so. The value of the Class A Warrants may be greatly reduced if a prospectus covering the securities issuable upon the exercise of the Warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of Warrants reside. Persons holding Class A Warrants who reside in jurisdictions in which such securities are not qualified and in which there is no exemption will be unable to exercise their Warrants and would either have to sell their Warrants in the open market or allow them to expire unexercised. If and when the Class A Warrants become redeemable by the terms thereof, the Company may exercise its redemption right even if it is unable to qualify the underlying securities for sale under all applicable state securities laws. See "Description of Securities -- Redeemable Class A Warrants."

     Possible Adverse Effect on the Liquidity of the Company's Securities Due to Securities and Exchange Commission Investigation of the Representative and Blair & Co. and Recent Settlement by Blair & Co. with Nasd. The Securities and Exchange Commission (the "Commission") is conducting an investigation concerning various business activities of the Representative and D.H. Blair & Co., Inc., a selling group member which will distribute a substantial portion of the Units offered hereby ("Blair & Co."). The Company has been advised by the Representative that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. The Representative cannot predict whether this investigation will ever result in any type of formal enforcement action against the Representative or Blair & Co.

     In July 1997, Blair & Co., its Chief Executive Officer and its head trader consented, without admitting or denying any violations, to a settlement with the NASDR District Business Conduct Committee for District No. 10 to resolve allegations of NASD rule and securities law violations in connection with mark-up and pricing practices and adequacy of disclosures to customers regarding market-making activities of Blair & Co. in connection with certain securities issues during the period from June 1993 through May 1995 where Blair & Co. was the primary selling group member. NASDR alleged the firm failed to accurately calculate the contemporaneous cost of securities in instances where the firm dominated and controlled after-market trading, thereby causing the firm to charge its customers excessive mark-ups. NASDR also alleged the firm did not make adequate disclosure to customers about its market-making activities in two issues. As part of the settlement, Blair & Co. has consented to a censure and has agreed to pay a $2 million fine, make $2.4 million in restitution to retail customers, employ an independent consultant for two years to review and make recommendations to strengthen the firm's compliance procedures, and has undertaken for 12 months not to sell to its retail customers (excluding banks and other institutional investors) more than 60% of the total securities sold in any securities offering in which it participates as an underwriter or selling group member. The Chief Executive Officer of Blair & Co., has agreed to settle failure to supervise charges by consenting to a censure, the imposition of a $225,000 fine and a 60-day suspension from associating with any NASD member firm and to take a requalification examination. The firm's head trader has agreed to settle charges against him by consenting to a censure, the imposition of a $300,000 fine and a 90-day suspension from associating with any member firm and has undertaken to take certain requalification examinations. The settlement with NASDR does not involve or relate to the Representative, its chief executive officer or any of its other officers or directors.

     The Company has been advised that Blair & Co. intends to make a market in the Company's securities after the Offering. The Company is unable to predict whether Blair & Co.'s settlement with the NASDR or any unfavorable resolution of the Commission's investigation will have any effect on such firm's ability to make a market in the Company's securities and, if so, whether the liquidity or price of the Company's securities would be adversely affected. See "Underwriting."

     Possible Restrictions on Market-making Activities in Company's Securities. The Representative has advised the Company that Blair & Co. intends to make a market in the Company's securities. Regulation M under the Securities Act of 1934, as amended (the "Exchange Act"), may prohibit Blair & Co. from engaging in any market-making activities with regard to the Company's securities for the period from five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Representative of the exercise of Class A Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Representative may have to receive a fee for the exercise of Class A Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Class A Warrants are exercisable. In addition, the Company has agreed to register for resale the Bridge Warrants and the underlying Class A Common Stock within one year from the closing of the Offering. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Bridge Warrants may not simultaneously engage in market-making activities with respect to any securities of the Company for the applicable "cooling off" period (which is likely to be five business days) prior to the commencement of such distribution. Accordingly, in the event the Representative or Blair & Co. is engaged in a distribution of the Bridge Warrants, neither of such firms will be able to make a market in the Company's securities during the applicable restrictive period. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's securities. See "Underwriting."

     Possible Delisting of Securities From the Nasdaq Stock Market. While the Company's Units, Class A Common Stock and Class A Warrants meet the current Nasdaq listing requirements and are expected to be initially included on the Nasdaq SmallCap Market, there can be no assurance that the Company will meet the criteria for continued listing. Nasdaq has recently adopted more stringent financial requirements for Nasdaq securities. Continued inclusion on Nasdaq would require that (i) the Company maintain (A) net tangible assets (defined as total assets less total liabilities and goodwill) of at least $2,000,000, (B) net income of $500,000 in two of the last three years, or (C) market capitalization of at least $35,000,000, (ii) the minimum bid price of the Class A Common Stock be $1.00 per share, (iii) there be at least 500,000 shares in the public float valued at $1,000,000 or more, (iv) the Class A Common stock have at least two active market markers and (v) the Class A Common Stock be held by at least 300 holders.

     If the Company is unable to satisfy Nasdaq's maintenance requirements, its securities may be delisted from Nasdaq. In such event, trading, if any, in the Units, Class A Common Stock and Class A Warrants would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." The Representative and Blair & Co. are currently permitted to make a market in securities traded on the "Electronic Bulletin Board," although neither the Representative nor Blair & Co. has committed to do so in the event the Company's securities were traded thereon. Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions and lower prices for the Company's securities than might otherwise be attained.

     Risks of Low-priced or "Penny" Stock. If the Company's securities were delisted from Nasdaq (See "-Possible Delisting of Securities from The Nasdaq Stock Market, Inc."), they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities except in transactions exempted by such Rule, including transactions meeting the requirements of Rule 505 or 506 of Regulation D under the Securities Act and transactions in which the purchaser is an institutional accredited investor (as defined) or an established customer (as defined) of the broker or dealer. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers in the Offering to sell in the secondary market any of the securities acquired hereby.

     Commission regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     The foregoing required penny stock restrictions will not apply to the Company's securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,760,000 Units offered hereby, after deducting underwriting discounts and commissions and other expenses of the Offering, are estimated to be approximately $7,116,200 ($8,269,880 if the Underwriter's over-allotment option is exercised in full). The Company expects the net proceeds to be utilized approximately as follows:

                                               Approximate Amount  Percentage of
            Application                         of Net Proceeds     Net Proceeds
            ----------                         ------------------   ------------

Repayment of Bridge Notes (1).................     $2,447,000            34.4%
Marketing and Sales (2).......................      2,000,000            28.1
Acquisition of Computer Equipment (3).........        500,000             7.0
Working Capital (4)...........................      2,169,200            30.5
                                                   ----------           -----
        Total.................................     $7,116,200           100.0%
                                                   ==========           =====

----------------

(1) Represents the principal amount and accrued interest at the rate of 10% per annum (estimated at approximately $147,000 through October 20, 1997) of Bridge Notes issued in the Bridge Financing in February and March 1997. The proceeds of the Bridge Financing were and are being used primarily for the repayment of certain outstanding indebtedness and for working capital purposes. The outstanding indebtedness repaid with the proceeds of the Bridge Financing included (a) approximately $171,000, plus accrued interest ranging from 8.5% to 11% per annum, owed to several stockholders and affiliates of stockholders of the Company, including Neal J. Polan, the Company's Chairman of the Board and Chief Executive Officer, which loans had varying maturity dates and (b) approximately $22,000, plus accrued interest ranging from 9.5% to 10.75% owed to a financial institution and one individual, which loans had varying maturity dates. Approximately $126,000 of such indebtedness was incurred for working capital purposes and approximately $77,000 of such indebtedness was incurred in connection with the satisfaction of a consulting arrangement with a stockholder of the Company who beneficially owns two percent of the outstanding Common Stock prior to the Offering. See "Capitalization -- Bridge Financing" and "Certain Transactions."

(2)  Includes the design and production of marketing materials,  salaries of the
     Company's  three  current   in-house  sales  personnel  and  other  related
     marketing expenditures. See "Business -- Sales and Marketing."

(3) Includes computer hardware and telephone switching systems, as well as software development costs, required to implement the Network Administration System. See "Business -- The Network Administration System."

(4) Includes general and administrative expenses, including approximately $524,000 for salaries of four current executive officers and significant employees (other than significant employees who are members of the Company's in-house sales personnel) for the 18-month period following the date of this Prospectus. In the event the Company's proposed joint venture to establish a physician and hospital network is consummated, the Company anticipates that it will make an initial capital contribution to the joint venture vehicle in an amount not to exceed $250,000.

     The foregoing represents the Company's best estimate of its allocation of the net proceeds of the Offering during the next 18 months. This estimate is based on certain assumptions relating to the Company's sales and marketing activities, market acceptance of the Company's products, competition and other factors. Future events, as well as changes in economic, regulatory or competitive conditions or the Company's business and the results of the Company's sales and marketing activities, may make shifts in the allocation of funds necessary or desirable. In addition, the Company may seek to utilize a portion of the funds allocated to working capital for acquisitions of new products or other complementary businesses. The Company does not currently have any agreements, commitments or arrangements with respect to any proposed acquisitions and there can be no assurance that any acquisitions will be consummated.

     The Company currently estimates that the net proceeds of the Offering will be sufficient to fund its planned operations for approximately 18 months. However, the Company may require additional funds during such period in the event of delays in sales and marketing or product development, cost overruns or other unanticipated expenses commonly associated with a company in an early stage of development. In addition, the Company will likely need substantial additional financing following such 18 month period. There can be no assurance that additional funding will be available to the Company on acceptable terms, if at all. In the event such financing is not obtained, the Company may be materially adversely affected and may have to cease or substantially reduce operations.

     Any additional proceeds received upon exercise of the Class A Warrants will be added to working capital. Pending utilization, the net proceeds of the Offering will be invested in short-term, interest-bearing, investment-grade securities.

                                 DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain all earnings, if any, for use in the expansion of the Company's business. The declaration and payment of future dividends, if any, will be at the sole discretion of the Board of Directors and will depend upon the Company's profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by the Board of Directors.

                                 CAPITALIZATION

     The following table sets forth as of June 30, 1997 (i) the actual capitalization of the Company, (ii) the pro forma capitalization giving effect to the automatic conversion of 144,000 shares of Class B Common Stock into 144,000 shares of Class A Common Stock upon the resignation of a former employee of the Company and a non-cash charge to operations with respect to the issuance of certain warrants and (iii) the as adjusted capitalization giving effect to the sale of the Units offered hereby and the application of the net proceeds therefrom to repay the Bridge Notes. This table should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus.


                                                                                 June 30, 1997
                                                                      --------------------------------------
                                                                      Actual       Pro Forma     As Adjusted
                                                                      ------      ----------     -----------
Bridge Notes, net of discount(1).................................   $2,096,334    $2,096,334            --
Stockholders' Equity:
      Preferred Stock, $.01 par value; 5,000,000 shares
      authorized; no shares issued and outstanding actual,
      pro forma and as adjusted..................................          --            --             --
      Class A Common Stock, $.01 par value, 19,640,000 shares
      authorized; 840,000 shares issued and outstanding actual,
      984,000 shares issued and outstanding pro forma and
      2,744,000 shares issued and outstanding as adjusted (2)(3).        8,400         9,840         27,440
      Class B Common Stock, $.01 par value, 360,000 shares
      authorized; 360,000 shares issued and outstanding
      actual, 216,000 shares issued and outstanding pro forma
      and as adjusted (3)........................................        3,600         2,160          2,160
      Additional paid-in capital.................................    1,975,620     2,392,542      9,491,142
      Deficit accumulated during the development stage...........   (3,511,074)   (3,927,996)(4) (4,131,662)(5)
                                                                    ----------    ----------     ----------
          Total stockholders' equity (capital deficiency)........   (1,523,454)   (1,523,454)     5,389,080
                                                                    ----------    ----------     ----------
          Total capitalization...................................   $  572,880    $  572,880     $5,389,080
                                                                    ==========    ==========     ==========

----------------
(1) The Bridge Notes are payable on the earlier of February 27, 1998 or the completion of the Offering. See "Use of Proceeds."


(2) Excludes (i) up to 528,000 shares issuable upon exercise of the Underwriters' over-allotment option and the underlying Warrants; (ii) 1,760,000 shares issuable upon exercise of the Class A Warrants included in the Units offered hereby; (iii) 1,150,000 shares issuable upon exercise of the Bridge Warrants; (iv) 352,000 shares issuable upon exercise of the Unit Purchase Option and the Class A Warrants included in such option; (v)
     299,000 shares of Class A Common Stock issuable upon exercise of outstanding warrants, 142,000 of which are exercisable only upon the attainment by the Company of certain earnings or market price thresholds; and (vi) 200,000 shares reserved for issuance under the Company's 1997 Stock Option Plan, of which options to purchase 57,500 shares are outstanding. See "Risk Factors -- Charges and Potential Charges to Earnings," "Management -- Stock Option Plan," "Certain Transactions" and "Description of Securities."


(3)  Includes the Escrow Shares. See "Principal Stockholders -- Escrow Shares."

(4) Gives effect to the recognition of an anticipated non-cash charge to operations of approximately $417,000 in the quarter ending September 30, 1997 relating to the fair market value of warrants issued to the Company's Chairman of the Board and Chief Executive Officer with an exercise price below the fair market value of the Company's Class A Common Stock. See "Risk Factors -- Charges and Potential Charges to Earnings," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

(5) Gives effect to recognition, upon the closing of the Offering, of approximately $204,000 of unamortized discount and debt issuance costs relating to the Bridge Notes. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Bridge Financing

     In February and March 1997, the Company completed the Bridge Financing of an aggregate of $2,300,000 principal amount of Bridge Notes and 1,150,000 warrants. The Representative acted as the placement agent for such financing and received from the Company a commission of $230,000 and a non-accountable expense allowance of $69,000 in connection with the Bridge Financing. The Bridge Notes issued in the Bridge Financing are payable, together with accrued interest at the rate of 10% per annum, on the earlier of February 27, 1998 or the closing of the Offering. See "Use of Proceeds."

     The warrants issued in the Bridge Financing entitle the holders thereof to purchase one share of Class A Common Stock commencing on February 27, 1998 but will be converted automatically on the closing of the Offering into the Bridge Warrants, each of which will be identical to the Class A Warrants included in the Units offered hereby. The Company has agreed to register for resale the Bridge Warrants and the underlying Class A Common Stock one year from the closing of the Offering.

                                    DILUTION

     The following discussion and tables allocate no value to the Class A Warrants included in the Units.

     At June 30, 1997, the Company had a negative net tangible book value of $(1,679,895) or $(5.60) per share, based upon 300,000 shares outstanding (excluding the 900,000 Escrow Shares). Net tangible book value per share represents the amount of the Company's total assets minus the amount of its intangible assets and liabilities, divided by the number of shares of Common Stock outstanding. Dilution represents the difference between the initial public offering price paid by the purchasers in the Offering and the net tangible book value per share immediately after completion of the Offering. After giving effect to the sale of 1,760,000 Units offered hereby at an assumed initial public offering price of $5.00 per Unit and the receipt of the net proceeds therefrom, the net tangible book value of the Company, as adjusted at June 30, 1997 would have been $5,436,305 or $2.64 per share. This represents an immediate increase in net tangible book value of $8.24 per share to existing stockholders and an immediate dilution of $2.36 per share to persons purchasing shares at the initial public offering price ("New Investors"). The following table illustrates this per share dilution:


    Assumed initial public offering price per share.....                $ 5.00

      Negative net tangible book value per share
        before Offering................................. $ (5.60)

    Increase per share attributable to New Investors....  $ 8.24
                                                          ------
    Net tangible book value per share after Offering....                $ 2.64
                                                                       -------
    Dilution per share to New Investors.................                $ 2.36
                                                                       =======

     If the over-allotment option is exercised in full, the net tangible book value after the Offering would be approximately $2.84 per share, resulting in dilution to New Investors in the Offering of $2.16 per share.

     The following table summarizes the differences between existing stockholders and New Investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by New
Investors:

                                                               Total
                             Shares Purchased           Consideration Paid      Average
                           --------------------       ----------------------   Price Per
                            Number      Percent         Amount       Percent     Share
                           ---------    -------       -----------    -------    ------
Existing Stockholders....  1,200,000(1)  40.50%        $ 1,329,018    13.12%     $1.11
New Investors............  1,760,000     59.50           8,800,000    86.88       5.00
                           ---------    ------          ----------   ------
    Total................  2,960,000    100.00%        $10,129,018   100.00%
                           =========    ======          ==========   ======

----------------
(1)  Includes the Escrow Shares.

     The foregoing tables do not give effect to exercise of any outstanding options or warrants. To the extent such options or warrants are exercised there will be further dilution to New Investors. See "Capitalization -- Bridge Financing," "Management -- Stock Options," "Certain Transactions" and "Description of Securities."

                             SELECTED FINANCIAL DATA

     The selected financial data presented below has been derived from the financial statements of the Company. The financial statements of the Company as at September 30, 1996 and for the year ended September 30, 1996 and the periods from June 1, 1995 (inception) through September 30, 1995 and from June 1, 1995 (inception) through September 30, 1996, together with the notes thereto and the report of Richard A. Eisner & Company, LLP, independent auditors, are included elsewhere in this Prospectus. The selected financial data as at and for the nine month period ended June 30, 1996 and June 30, 1997 and the period June 1, 1995 to June 30, 1997 are derived from the Company's unaudited financial statements. The unaudited financial statements include all adjustments, consisting of only normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operation for these periods. Operating results for the nine months ended June 30, 1997 are not necessarily indicative of the results that may be expected for any other period. The selected financial data set forth below should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                        June 1, 1995
                                         (Inception)                     Nine Months Ended        June 1, 1995
                                           Through     Year Ended            June 30,              (Inception)
                                        September 30, September 30,   ------------------------       Through
                                            1995          1996          1996           1997       June 30, 1997
                                            ----          ----          ----           ----       -------------
                                                                            (Unaudited)            (Unaudited)
Statement of Operations Data:
General and administrative
  expenses...........................    $  78,105      $  900,177     $ 745,123   $ 1,418,389    $ 2,396,671
Selling and marketing expenses.......       34,158         277,845        59,624       251,731        563,734
Interest expense.....................          --           36,071         3,028       514,598        550,669
                                         ---------     -----------     ---------   -----------    -----------
Net loss.............................    $(112,263)    $(1,214,093)    $(807,775)  $(2,184,718)   $(3,511,074)
                                         =========     ===========     =========   ===========    ===========
Net loss per share(1)................    $   (0.46)    $     (3.95)    $   (2.35)  $     (5.57)
                                         =========     ===========     =========   ===========
Weighted average number of
  shares outstanding.................      245,010         307,717       344,417       392,067
                                         =========     ===========     =========   ===========

                                                     At September   At June 30,
                                                       30, 1996        1997
                                                      -----------  -------------
                                                                    (Unaudited)
Balance Sheet Data:

Working capital (deficit)..........................  $  (233,206)   $(1,868,259)
Total assets.......................................      160,200      1,124,046
Total liabilities..................................      235,278      2,647,500
Deficit accumulated during the development stage...   (1,326,356)    (3,511,074)
Total capital deficiency...........................      (75,078)    (1,523,454)

-----------
(1) The Escrow Shares are excluded from the computation of net loss per share. See Notes B[4] and D of Notes to Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     The Company is a development stage enterprise organized to develop, market and administer a health care benefit services program which is designed to enable Members to obtain discounts on purchases of ancillary health care products and services through Networks of health care providers with which the Company has executed provider agreements. The Company's revenues are initially expected to be derived principally from the receipt of annual or monthly enrollment fees paid by or on behalf of Members for the right to obtain discounts at the point of purchase from providers in the Networks. The Company currently anticipates that a significant portion of its revenue will be received in the form of monthly bank drafts and monthly payroll deductions made by employers on behalf of their employees. Accordingly, all monthly payment sales and their corresponding expenses, including sales commissions and provider fees, will be recognized in the monthly periods for which they are billed. However, since the initial cost of delivering the cards to the Company's customers will be incurred and expensed in the first month, the gross profit associated with each new individual card issued will be lower in the month of issuance than in the remaining eleven months prior to the card's expiration date. In addition, since all renewal cards will be subject to the same costs of issuance, this twelve month pattern of lower gross profits in the first month will likely continue for any renewal periods.

     In those instances when a sale of the Company's HealthCare Solutions Card is collected as a single annual fee, the Company intends to recognize all of its single payment sales in the period in which the card is delivered, since all of the expenses resulting from the purchase of an annual card, including the costs of issuance, sales commissions, provider fees and a provision for loss from potential guarantee-related refunds, will be incurred by the Company at the time of sale. The Company will incur only nominal additional direct costs associated with each cardholder in the following eleven months due to the fact that under all of its provider network contracts, each provider is obligated to continue to provide discounts to all cardholders until the annual card expires, even if the provider network contract has been terminated. The Company also intends to offer a full money-back guarantee to Members who, after the first full year of enrollment, are not satisfied with the HealthCare Solutions Card and the Company intends to establish reserves therefor.

     Since its inception, the Company's primary activities have consisted of (i) designing and developing the Network Administration System, which the Company believes will facilitate data processing and enhance its customer service capabilities, (ii) negotiating contracts with Networks of Providers, (iii) organizing a marketing force to market the HealthCare Solutions Card and (iv) test marketing. The Company has only recently begun to market the HealthCare Solutions Card and is currently focusing its initial marketing efforts in the states of Illinois, Indiana, Missouri and Texas. To date, only minimal sales of the HealthCare Solutions Card have taken place and the Company believes that these customers were primarily evaluating the commercial potential of the HealthCare Solutions Card. There can be no assurance that the Company will successfully maintain or expand the Networks and/or market the HealthCare Solutions Card.

     The following  discussion and analysis  should be read in conjunction  with
the  financial   statements  and  notes  thereto  appearing  elsewhere  in  this
Prospectus.

Results Of Operations

     Nine Months Ended June 30, 1996 and 1997. No revenues were generated during either the nine month period ended June 30, 1997 (the "1997 Nine Months") or the nine month period ended June 30, 1996 (the "1996 Nine Months").

     Selling, general and administrative expenses increased by 107% from approximately $805,000 in the 1996 Nine Months to approximately $1,670,000 in the 1997 Nine Months primarily as a result of (i) an increase in the number of employees at the Company, (ii) an increase in professional fees and certain other expenses, primarily marketing, incurred in connection with the development of the HealthCare Solutions Card, (iii) non-recurring, non-cash charges of approximately $372,000 relating to the fair market value adjustment of certain shares of capital stock issued to two stockholders of the Company, (iv) a non-recurring, non-cash charge of approximately $33,000 related to the write-off of certain equipment, primarily computer hardware and phone system equipment abandoned upon the installation of the Company's Network Administration System and phone system in May 1997 and (v) approximately $77,000 incurred in connection with the cancellation of an outstanding consulting agreement, of which $67,000 was repaid during the 1997 Nine Months.


     Interest expense increased from approximately $3,000 in the 1996 Nine Months to approximately $515,000 in the 1997 Nine Months primarily as a result of (i) accrued interest of approximately $75,000 recorded on the Bridge Notes,
(ii) accretion of the discount related to the Bridge Financing of approximately $438,000, and (iii) approximately $13,000 related to various other borrowings by the Company. Interest income increased by approximately $19,000 as a direct result of the short term investment of the balance of proceeds received by the Company from the Bridge Financing.


     Net loss increased by approximately 170% from approximately $808,000 in the 1996 Nine Months to approximately $2,185,000 in the 1997 Nine Months as a result of the foregoing factors.

     Fiscal Years Ended September 30, 1995 and 1996. No revenues were generated during the fiscal years ended September 30, 1995 (the "1995 Fiscal Year") or September 30, 1996 (the "1996 Fiscal Year").

     Selling, general and administrative expenses increased by approximately 952% from approximately $112,000 in the 1995 Fiscal Year to approximately
$1,178,000 in the 1996 Fiscal Year primarily as a result of (i) a full year of operations in the 1996 Fiscal Year as compared to only four months in the prior fiscal year, (ii) an increase in the number of employees at the Company and
(iii) an increase in the amount of professional fees and certain other expenses, primarily marketing, incurred in connection with the development of the HealthCare Solutions Card.

     Interest expense increased by approximately $36,000 in the 1996 Fiscal Year compared to no interest expense in the 1995 Fiscal Year primarily as a result of various borrowings by the Company from banks, stockholders and others.

     Net loss increased by approximately 984% from approximately $112,000 in the 1995 Fiscal Year to approximately $1,214,000 in the 1996 Fiscal Year as a result of the foregoing factors.

Liquidity and Capital Resources

     The Company has funded its activities to date primarily through loans and capital contributions from principal stockholders and private placements of equity and debt securities. As of June 30, 1997, the Company had a working capital deficit of $1,868,259. Since its inception, the Company has received working capital loans from its principal stockholders. In September 1996, such stockholders agreed to contribute to the capital of the Company an aggregate of approximately $466,000 of such indebtedness. See "Certain Transactions."

     In February and March 1997, the Company completed the Bridge Financing which consisted of $2,300,000 principal amount of Bridge Notes bearing interest at an annual rate of 10% and warrants to purchase an aggregate of 1,150,000 shares of Class A Common Stock. The proceeds of the Bridge Financing, which were approximately $1,964,000 (net of $230,000 in commissions and a $69,000 expense allowance paid to the Representative for acting as placement agent and other expenses of the private placement) have been utilized by the Company for the repayment of certain indebtedness and for working capital purposes, including general and administrative expenses and expenses of the Offering. The Company intends to repay the principal and accrued interest on the Bridge Notes issued in the Bridge Financing with a portion of the proceeds of the Offering. See "Use of Proceeds," "Capitalization -- Bridge Financing" and "Certain Transactions."


     The Company requires the proceeds of the Offering to implement its business plan, which includes the refinement, sales and marketing of the HealthCare Solutions Card and the possible development of a physician and hospital network. The Company has entered into certain equipment leases relating to computer hardware and telecommunications systems requiring it to pay an aggregate of approximately $373,000 through September 2000. In addition, during the 18-month period following the Offering, the Company has agreed to pay approximately $764,000 in compensation to its current executive officers and significant employees and approximately $68,000 in real estate lease payments. Moreover, the Company may seek to recruit an additional senior level executive officer following the closing of the Offering to complement its exisiting senior management personnel. See "Business -- Properties" and "Management -- Executive Compensation."


     The Company expects to continue to incur substantial costs in the near term in connection with sales and marketing activities and the purchase or lease of additional computer equipment required for the Network Administration System, all of which is expected to be financed with the proceeds of this Offering. The Company does not have any commitments for the purchase or lease of additional computer equipment required for the Network

Administration System, although the Company believes that such equipment is commercially available. The Company also expects that general and administrative costs necessary to support the establishment of a sales and marketing organization and other infrastructure will increase in the future. Unless the Company is able to generate significant commercial sales of the HealthCare Solutions Card, the Company will continue to incur increasing operating losses. There can be no assurance that the Company will ever achieve profitable operations.

     The  Company  incurred  non-cash  charges to  operations  of  approximately
$438,000 during the nine months ended June 30, 1997 and expects to incur additional non-cash charges to operations aggregating approximately $204,000 through the closing of the Offering relating to the Bridge Financing and the repayment of the Bridge Notes. The Company also expects to incur an additional non-cash charge to earnings of approximately $417,000 in the quarter ending September 30, 1997 relating to the fair market value of the warrants issued to Neal J. Polan, the Company's Chairman of the Board and Chief Executive Officer, with an exercise price below the fair market value of the Company's Class A Common Stock. In addition, a portion of the warrants issued to Mr. Polan will become exercisable only upon the attainment by the Company of certain earnings or market price thresholds. In the event that such warrants become exercisable, the Company will recognize during the period in which the earnings thresholds are probable of being met or such stock levels achieved, an additional non-cash charge to earnings equal to the fair market value of the portion of the warrants subject to such earnings or market price thresholds, which could have the effect of significantly increasing the Company's loss or reducing or eliminating earnings, if any, at such time. See "Certain Transactions" and "Principal Stockholders -- Escrow Shares."

     The Company believes that the proceeds of the Offering, together with available cash, will provide the necessary liquidity and capital resources to sustain its planned operations for approximately 18 months following the Offering. In the event that the Company's internal estimates relating to its planned expenditures prove materially inaccurate, the Company may be required to reallocate funds among its planned activities and curtail certain planned expenditures. In any event, the Company anticipates that it will likely require substantial additional financing after such time, which financing could be in the form of equity or debt financing or money received in connection with collaberative arrangements that may be entered into in the future. The Company has no commitments for any future financing and there can be no assurance as to the availability or terms of any required additional financing, when and if needed. In the event that the Company fails to raise any funds it requires, it may be necessary for the Company to significantly curtail its activities or cease operations. See "Use of Proceeds."

     Release of Escrow Shares. In connection with the Offering, the current stockholders of the Company are placing, on a pro rata basis, a portion of their shares into escrow pending the Company's attainment of certain earnings thresholds or per share stock price thresholds. The Commission has taken the position with respect to the release of securities from escrow that in the event the Escrow Shares are released from escrow to directors, officers, employees or consultants of the Company, the release will be treated, for financial reporting purposes, as compensation expense to the Company. Accordingly, in the event of the release of the Escrow Shares, the Company will recognize during the period in which the earnings or market price targets are met or become probable of being met, a substantial non-cash charge which would substantially increase the Company's loss or reduce or eliminate earnings, if any, at such time. The amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity. There can be no assurance that the Company will attain the targets which would enable the Escrow Shares to be released from escrow. See "Principal Stockholders -- Escrow Shares."

     The recognition of the potential charges to income described above may have a depressive effect on the market price of the Company's securities.

                                    BUSINESS
General

     The Company is a development stage enterprise organized to develop, market and administer a health care benefit services program which is designed to enable participants ("Members") to obtain discounts on purchases of ancillary health care products and services through certain networks (the "Networks") of health care providers (the "Providers"). The Networks with which the Company currently maintains contracts comprise an aggregate of approximately 44,000 participating Providers of eye care, dental, hearing, pharmacy and chiropractic benefits throughout the United States, and Members will be able to access the Networks through the use of a discount membership card (the "HealthCare Solutions Card"). The HealthCare Solutions Card is expected to be marketed, directly and through independent brokers, agents and consumer marketing organizations, to individuals and to employers, health maintenance organizations ("HMOs") and business and other associations (collectively, "Sponsors") who may either purchase the HealthCare Solutions Card for, or offer it to, their employees or members.

     The Company believes that the HealthCare Solutions Card addresses two significant concerns in the healthcare industry: cost containment and the rising number of people who are underinsured. The Company also believes that the HealthCare Solutions Card will provide a low-cost, non-insurance alternative to individuals who are seeking to reduce their out-of-pocket health care costs not covered by insurance or who are unable to obtain health care insurance due to their medical history, age or occupation. For an annual fee expected to range from approximately $60 to $80, Members will be able to obtain discounts of 5% to 60% off the retail or usual and customary prices from participating providers. Acceptance in the Company's program is unrestricted, and the HealthCare Solutions Card can be used to cover any member of the cardholder's immediate family. The Company's revenues are initially expected to be derived principally from the receipt of annual or monthly enrollment fees paid by or on behalf of Members for the right to obtain discounts at the point of purchase from providers in the Networks with whom the Company has contracted.

     Since its inception, the Company's activities have consisted of (i) designing and developing a network administration and management system which the Company believes will facilitate data processing and enhance its customer service capabilities (the "Network Administration System"), (ii) negotiating contracts with Networks of Providers, (iii) organizing a marketing force to market the HealthCare Solutions Card and (iv) test marketing. The Company has only recently begun to market the HealthCare Solutions Card and is currently focusing its initial marketing efforts in the states of Illinois, Indiana, Missouri and Texas. To date, only minimal sales of the HealthCare Solutions Card have taken place and there can be no assurance that the Company will successfully maintain or complete the Networks and/or market the HealthCare
Solutions Card. There can also be no assurance that sales of the HealthCare Solutions Card will ever result in the Company achieving profitable operations.

Strategy

     The Company's strategy is to focus principally on (i) expanding the range of ancillary and other health care services and products included in the Networks, (ii) expanding the Networks to include additional Providers throughout the United States, (iii) expanding the Company's sales and marketing capabilities and (iv) the possible development of a physician and hospital network. The principal elements of the Company's strategy are as follows:

     Expand the Range of Services and Products Provided. The Company will seek to enter into agreements with Networks that offer ancillary and other health care services and products not currently offered under the Company's program. The Company intends to monitor the market and the needs of Members and Sponsors for additional services that might be available. The Company also intends to monitor the market for new medical benefits products that might be incorporated into, or marketed in conjunction with, the HealthCare Solutions Card.

     Expand Provider Networks. In addition to seeking agreements with providers of services and products not currently included in the HealthCare Solutions Card program, the Company also intends to enter into agreements with additional
Networks that offer ancillary services already offered by the Company. For example, while most of the Networks currently under contract are nationwide, the Company may choose to supplement its existing coverage in certain geographic areas by offering access to additional providers. Where necessary, the Company intends to contract with additional Networks to participate in the Company's programs simultaneously with the development of a membership base in a particular geographical area. The Company believes that a greater number of participating providers will increase the convenience, and therefore the attractiveness, of the HealthCare Solutions Card.

     Expand Sales and Marketing Capabilities. The Company intends to establish relationships with additional independent sales representatives to market the HealthCare Solutions Card. The Company believes that such arrangements will allow it to leverage its resources by providing potential access to the extensive contacts and relationships maintained by such representatives. Although the Company has entered into numerous contracts with independent brokers, substantially all of such brokers concentrate their efforts in the states of Illinois, Indiana, Missouri and Texas. The Company believes that additional relationships that it may establish with independent sales representatives will enable the Company to expand its focus into additional states throughout the United States. See "-- Sales and Marketing."

     Develop Physician and Hospital Network. The Company is currently exploring the possibility of developing a product that will offer a national network of physicians and hospitals and has entered into a non-binding letter of intent to establish a joint venture with a preferred provider organization ("PPO") that maintains a nationwide network of approximately 250,000 physicians and hospitals. There can be no assurance that the letter of intent will result in the execution of definitive agreements or that any such physician and hospital network will be established. See "Risk Factors -- Risks Related to Possible Entry into Physician and Hospital Network Business" and "-- The HealthCare Solutions Card -Potential Physician and Hospital Services."

Industry Overview

     In recent years, the cost of health-related products and services has increased at a rate significantly greater than the general rate of inflation. Such increasing costs have led to limitations on reimbursement from insurance companies, health maintenance organizations ("HMOs") and government sources and have generated demand for products and services designed to control health care costs. Many employers have responded to the increased cost of providing insurance to their  employees  by reducing or  eliminating  available  insurance coverage and by requiring employees to contribute heavily to premiums, especially for family members. As a result, the Employee Benefit Research Institute estimates that in 1995, approximately 40 million Americans, or approximately 17% of the population under the age of 65, had no health insurance, and most Americans lacked insurance coverage for one or more ancillary health care services. In addition, based upon a 1995 Blue Cross Blue Shield Survey it is estimated that in 1995, approximately $140 billion was spent on ancillary health care services, including eye care, dental and pharmaceutical services and that approximately only $50 billion of such amount was reimbursed by a third party.

     Moreover, as a result of the "baby boom" generation, the group of persons over the age of 50 is currently the fastest growing segment of the United States population. As the population ages, a greater percentage of the total population is likely to need vision, pharmacy, dental and hearing care products and services, many of which are not covered by Medicare.

The Healthcare Solutions Card

     General. The HealthCare Solutions Card will enable Members to obtain discounts of approximately 5% to 60% on purchases of ancillary health care products and services through certain Networks of providers. Members will have access to participating Providers, and will automatically receive a discount at the point-of-purchase upon presentment of the HealthCare Solutions Card. To date, the Company has entered into non-exclusive agreements with six national networks of eye care service providers, a national network of dental service providers, two discount pharmacy provider networks, two national providers of hearing products and services, and a national network of chiropractic service providers to participate in the Network so that Members will be entitled to the benefits received by participants in their respective provider networks. The Networks with which the Company has contracted were generally created to provide individuals with access to medical services at reduced costs and to provide such individuals with broader geographical access to such providers. Pursuant to agreements entered into between the Networks health care and providers, providers have agreed to provide health care services to members of the Network at reduced costs and, in exchange, providers are given access to additional patients and additional sources of revenue.

     The Company's agreements with Networks are generally for a term of one to three years and provide for termination by either party in the event of a default or, at any time after a stipulated period of time following the execution of the agreement (generally ranging from six months to three years), upon 60 to 90 days prior written notice. The agreements also provide that upon termination of an agreement for any reason, the Company and the Providers participating in such Networks will continue to provide services to Members, for the term of their enrollment, if they purchased the HealthCare Solutions Card for access to such Provider's network prior to such termination. In addition, certain of these agreements provide for the payment of a stipulated access fee per card per year from the Company to the respective Network to provide Members with access to their network of Providers. In the case of the Company's agreement with Prescription Care, Inc. ("PCI"), the Company will also receive from such Network a stipulated commission for each prescription ordered by a Member.

     The Company recently completed test marketing of the HealthCare Solutions Card in the Kansas City, Missouri area and distributed approximately 12,000 cards for such purpose. The test marketing was designed primarily to test the Company's customer service capabilities and the Network Administration System. As a result of the test marketing, the Company determined that its customer service capabilities and the current Network Administration System (together with certain anticipated implementation activities) were sufficient to satisfy the Company's anticipated needs for at least the next 12 months.

     Eye Care Services. The Company's Networks include eye care services and products designed to provide savings to Members by reducing the cost of eye examinations, contact lenses and eyeglass frames and lenses (the "Eye Care Plan"). Pursuant to non-exclusive agreements with Association for Eye Care Centers, Inc., Cohen Fashion Optical, ECCA Managed Vision Care, National Vision Associates, Ltd., Sterling Vision, Inc. and Wal*Mart, each a national network of eye care providers (the "Eye Care Providers"), the Eye Care Plan will initially be comprised of an aggregate of approximately 6,000 opticians, optometrists and ophthalmologists located throughout the United States. Under the Eye Care Plan, Members will be entitled to receive eye care services and products, including eye examinations, contact lens fittings and eye wear purchases, at a pre-determined discount off the usual and customary amounts charged by the Eye Care Providers. Members will also be eligible to receive a discount on radial keratotomy (RK) surgical procedures, a surgical procedure designed to correct nearsightedness and a procedure which is typically not covered by traditional health insurance.

     Based on industry data, the Company believes that approximately 65% of working-age Americans wear corrective eyewear. Industry data also indicates that approximately one out of every five people, whether or not wearing corrective eyewear, is in need of additional vision correction. As the population in the United States ages, there is expected to be a greater need for corrective eyewear. In addition, the increase in the number of persons working at video display terminals has led to increased eye care needs among employees and calls for legislation which may require employers to provide certain eye care benefits.

     Pursuant to the Company's eye care provider contracts, the Eye Care Providers have agreed to provide eye care services and products to Members in the Company's Eye Care Plan at discounts ranging from 5% to 30% off retail prices. Such services and products will be provided by opticians, optometrists and ophthalmologists working at vision care centers managed and administered by the Eye Care Providers. The Eye Care Providers are expected to solicit and contract with additional Providers to participate in the eye care segment of the Company's Networks and have agreed to continue to manage and provide administrative services to Providers at their respective vision care centers.

     Dental Services. The Company's Networks include dental services and products designed to provide savings to Members by reducing the cost of dental examinations and products (the "Dental Plan"). Pursuant to a non-exclusive agreement with CAREINGTON international ("Careington"), a national network of dental service providers, the Dental Plan will initially be comprised of an aggregate of approximately 15,000 dentists located throughout the United States. Under the Dental Plan, Members will be entitled to receive dental services and products, including routine check-ups and cleanings, at a pre-determined discount off the usual and customary amount charged by the Providers.

     Although many large employers offer dental benefit coverage to their employees, according to the 1993 Foster Higgins Survey of Employee Sponsored Health Plans, only 37% of employers with less than 200 employees offer dental benefits. Moreover, according to the American Dental Association (1992), dental care is the leading neglected health need in the United States.

     Pursuant to the Company's contract with Careington, Careington has agreed to provide dental services and products to Members in the Company's Dental Plan at discounts of 10% to 60% off usual and customary prices. Members in the Dental Plan will have access to Careington's network of dentists throughout the United States, and as the Company expands the Dental Plan, Careington has agreed to solicit and contract with additional dental Providers to participate in the Networks. Careington has agreed to continue to manage and provide administrative services to Providers included in its dental network.

     Pharmaceutical   Plans.   The   Company's   Networks   include   a   retail
pharmaceutical  plan  (the  "Retail   Pharmaceutical  Plan")  and  a  mail-order
pharmaceutical plan (the "Mail-Order Pharmaceutical Plan"). In connection with such pharmaceutical plans, Members will only have the ability to access one of the Providers in such plan and the HealthCare Solutions Card delivered to each Member will identify the Provider in the retail and mail-order pharmaceutical plan to which such Member will have access. Pursuant to non-exclusive agreements with The Inteq Group, Inc. and Pharma-Link, Inc. ("Pharma-Link"), each a network of national pharmacy chains, the Retail Pharmaceutical Plan will initially be comprised of approximately 19,000 national pharmacies throughout the United States. Members enrolling in the Retail Pharmaceutical Plan will be able to obtain discounts of 12% for brand name drugs and 20% for generic drugs off the average wholesale price, plus certain dispensing fees, at the point of purchase at participating national pharmacy chains.

     Pursuant to the Company's agreement with Pharma-Link and a non-exclusive agreement with PCI, an operator of a mail-order pharmacy system, Members enrolling in the Mail-Order Pharmaceutical Plan will be able to obtain discounts of 14-15% for brand name drugs and 40% for generic drugs off the average wholesale price, plus certain dispensing and shipping and handling fees. The Company will also receive a small commission from PCI for each prescription order filled by PCI through the Mail-Order Pharmaceutical Plan.

     Although Members may continue to purchase acute prescription drugs at retail pharmacies, Network Pharmacies and other retail outlets, the Company believes that the Mail-Order Pharmaceutical Plan will find acceptance among many Members due to the economy and convenience that such program offers. The Company also believes that the added personal convenience of receiving as much as a 100 day supply of prescription maintenance drugs instead of the shorter supply (typically 30 to 34 days) generally provided by other prescription drug programs which utilize participating retail pharmacies will be attractive to Members. The purchase of prescription maintenance drugs through the Mail-Order Pharmaceutical Plan may also result in substantial savings to Members. By using professional staff only for the purpose of dispensing prescription maintenance drugs rather than for the many nonprofessional tasks associated with the operation of retail drug stores, the Company believes that mail service pharmacies generally incur lower operating costs than current retail pharmacy-based delivery systems and will therefore be able to pass along a portion of these savings to Members.

     Hearing Services. The Company's Networks include hearing services and products designed to provide savings to Members by reducing the cost of hearing examinations and products (the "Hearing Plan"). Pursuant to agreements with Miracle Ear and Beltone Managed Care, Inc. ("Beltone"), national networks of hearing products and service providers (the "Hearing Providers"), the Hearing Plan will initially be comprised of an aggregate of approximately 1,000 retail locations throughout the United States. Under the Hearing Plan, Members will be entitled to receive hearing services and products, including routine check-ups and hearing aid products and accessory purchases, at a pre-determined discount off the usual and customary amount charged by the Providers.

     Pursuant to the Company's contracts with Miracle Ear and Beltone, the Hearing Providers have agreed to provide hearing examinations and certain other services at no cost to Members in the Company's Hearing Plan and hearing aid products at discounts of 15% to 20% off retail prices. Members in the Hearing Plan will have access to participating Miracle Ear franchises and Beltone providers throughout the United States, and as the Company expands the Hearing Plan, Miracle Ear and Beltone have agreed to market the Company's plan and encourage additional Miracle Ear franchises and Beltone providers to participate in the Networks. Miracle Ear and Beltone have agreed to continue to manage and provide administrative services to their respective providers.

     Chiropractic Services. The Company's Networks include chiropractic services designed to provide savings to Members by reducing the cost of chiropractic examinations and related services (the "Chiropractic Plan"). Pursuant to an agreement with ChiroSource Inc. ("ChiroSource"), a national network of chiropractic service providers, the Chiropractic Plan will initially be comprised of an aggregate of approximately 3,000 providers throughout the United States. Under the Chiropractic Plan, Members will be entitled to receive chiropractic services, including chiropractic examinations and related services at a pre-determined discount off the usual and customary amount charged by the Providers.

     Based upon the National Board of Chiropractic Examiners, approximately 18 million people in the United States used chiropractic services in 1995. The Company believes that many of these services were not covered by traditional health care insurance.

     Pursuant to the Company's contract with ChiroSource, participating chiropractors have agreed to provide chiropractic examinations and related services at discounts of 20% off usual and customary prices. Members in the Chiropractic Plan will have access to participating chiropractors throughout the United States. ChiroSource has agreed to solicit additional Providers to participate in the chiropractic segment of the Company's Networks and has agreed to continue to manage and provide administrative services to the chiropractors participating in ChiroSource's network.

     Potential Physician and Hospital Services. The Company is currently exploring the possibility of developing a product that will offer a network of physicians and hospitals and has entered into a non-binding letter of intent to establish a joint venture with a PPO that maintains a nationwide network of approximately 250,000 physicians and hospitals. As currently proposed, the joint venture would involve the establishment of a new entity, to be owned 50% by each party, that would serve as the parties' exclusive vehicle for the development of a physician and hospital network business. There can be no assurance that the letter of intent will result in the execution of definitive agreements or that any such physician and hospital network will be established. However, the Company believes that the large number of uninsured and underinsured individuals, coupled with the rising costs incurred by businesses, particularly small businesses who employ approximately 40% of the country's workforce, and the advent of tax-preferred Medical Savings Accounts, may present an opportunity to develop a core health care product. In the event that the Company determines to develop a physician and hospital network product, the Company believes that it would be marketed principally through insurance brokers, rather than through consumer marketing organizations or other independent sales representatives.

Advantages of the Healthcare Solutions Card

     Advantages to Members. In addition to providing access to ancillary health care products and services on a discounted fee-for-service basis at the point of purchase, the Company believes the HealthCare Solutions Card will be attractive to Members because of its flexibility and ease of use. Membership in the HealthCare Solutions Card program will be unrestricted, thereby providing potential benefits to individuals who, because of their medical history, age or occupation, are otherwise unable to obtain such benefits. The HealthCare Solutions Card will cover each person in the Member's immediate family and can be used as often as each participant wishes. In addition, unlike many traditional indemnity or managed care programs, Members will have no paperwork or claims to prepare, no waiting periods, and no prior authorizations will be required. Moreover, in certain cases, membership in the Company's programs will entitle Members to benefits that would otherwise be unavailable or difficult to obtain. For example, the Company's Mail-Order Pharmaceutical Plan provides access to mail order pharmacies that will enable Members to obtain longer supplies of drugs and home delivery. In addition, even where a Member may already have insurance for a particular ancillary product, the HealthCare Solutions Card will entitle Members to various discounted products and services that would typically be excluded from traditional health care insurance, including certain pharmaceuticals, vitamins, growth hormones, oral contraceptives, smoking deterrents and fertility drugs, and certain elective procedures and services.

     Advantages to Providers and Networks. The Company believes that health care providers will be attracted to the Company's program because it will enable them to obtain additional patients who are Members while allowing Providers to retain their existing practices. Although Members generally pay fees and charges less than those of non-Members, the incremental business from Members can be an important source of revenue to the Providers, with little or no increase in their overhead costs. However, there can be no assurance that Providers will continue to participate in the Networks even if their participation results in such an increase in revenues since the Member portion of their business may be relatively less profitable. In addition, the Company believes that its program will be attractive to provider networks because it may increase the likelihood that Providers will affiliate with provider networks in order to have access to Members, and accordingly, provider networks may realize increased revenues from such affiliations.

     Advantages to Sponsors. The Company believes that the HealthCare Solutions Card will assist Sponsors in their efforts to attract and retain employees by enabling them to offer a more complete health care benefits package. Similarly, as competition between HMOs for participants continues to intensify, the Company believes that the HealthCore Solutions Card will enable HMOs to offer a more complete, and therefore more attractive, array of potential health care benefits. In addition, due to the low cost of the HealthCare Solutions Card, Sponsors may even choose to offer it to part-time employees, who often are not eligible for health care benefits offered to full-time employees. Moreover, because the HealthCare Solutions Card is a discount card and not an insurance product, Sponsors can offer discounts to their employees or members without bearing any economic risk over the annual cost of the card.

Sales and Marketing

     The Company intends to rely primarily upon the services of independent sales representatives, including brokers, agents, consumer marketing organizations and associations, to market the HealthCare Solutions Card. The Company anticipates that such arrangements will generally provide for a commission based upon a percentage of sales of the HealthCare Solutions Card, which commission is expected to range from 20% to 50% of the aggregate sales price. The Company believes that there are a large number of independent brokers and other agents nationwide with whom the Company may establish relationships. To date, the Company has entered into numerous agreements with individuals, substantially all of whom are affiliated with AFLAC, who are expected to serve as independent brokers. The Company intends to continue to contract with additional independent brokers in the future and believes that certain of its Networks may provide the Company with access to additional independent brokers. In addition, the Company maintains an in-house sales force that currently consists of three persons, and the Company intends to hire additional salespersons as needed in the near term.

     The Company intends to market the HealthCare Solutions Card principally to potential Sponsors, including insurance carriers, third party administrators, corporations, HMOs, preferred provider organizations, Blue Cross and Blue Shield organizations and unions, which have, or have access to, a large number of potential Members. The Company believes that its use of independent brokers and third party administrators will not only provide immediate access to specific organizations with potential Members, but will also enable the Company to establish relationships with these individuals and entities who may be gatekeepers to even greater numbers of potential Members through their extensive contacts in their respective industries.

     The Company anticipates that Sponsors will either fund the HealthCare Solutions Card program on behalf of their members or employees so that every eligible individual in the organization becomes a Member or they will offer the HealthCare Solutions Card to their members or employees as an option where each individual will be responsible for purchasing the HealthCare Solutions Card and paying the annual fee (either directly or through a payroll deduction plan). The Company also expects to market the HealthCare Solutions Card directly to potential Members, particularly in cases where a Sponsor offers the HealthCare Solutions Card as an unpaid option to its members or employees.

     The Company also intends to market the HealthCare Solutions Card as an "affinity" card to selected large Sponsors, including large corporations and consumer marketing organizations. Pursuant to such affinity card arrangements, the Sponsor would be able to custom design, and place its own name on, the HealthCare Solutions Card. In certain cases, the Company's name may not appear on the card, although the Company would provide access to its Networks, as well as all required fulfillment services. The Company believes that affinity cards will be attractive to certain Sponsors because they will enable the Sponsor to more closely identify itself with the benefit provided to the Member. Moreover, the Company believes that the preexisting relationship, or affinity, between the Sponsor and its employees or members may enhance the likelihood that a potential Member will purchase the card.

     The Company's ability to demonstrate its customer service capabilities will be a key element in the Company's marketing efforts, particularly those efforts targeting large Sponsors. The Company believes that the Network Administration System, once fully operational, will enable the Company to quickly and efficiently respond to requests of Members and Sponsors and will be critical to the Company's sales and marketing efforts. See "-- The Network Administration System."

     The Company anticipates that its marketing efforts, and the expenses associated therewith, will be heavily concentrated in the first few years of its operation. The Company's marketing efforts will emphasize the substantial potential discounts to Members through their use of the HealthCare Solutions Card, as well as the broad array of ancillary health care services and products which are included in the Company's Networks.

The Network Administration System

     The Company has substantially completed the initial design and development of the Network Administration System, a management information system which the Company believes will (i) facilitate its ability to process Member applications and access Member and Provider data, (ii) enhance the Company's customer service capabilities and (iii) facilitate its ability to process and pay commissions to brokers and fees to certain Networks. See "-- Sales and Marketing." The Network Administration System database will contain information relating to Members, such as eligibility in the respective plan, services and products available to Members, the discounts available to the Member for services and products, locations of Providers and utilization data provided to the Company on a quarterly basis by each of the Providers in the Networks. The Company believes that the Network Administration System will enable it to enroll Members electronically, quickly respond to information requests from Members, Sponsors and Providers, assist Members in locating the nearest Provider and facilitate billing and data processing.

     The Company is also developing an internet web site which will be accessible by existing and potential Providers, Sponsors, Members and independent sales representatives. Individuals accessing the web site will be able to review the ancillary health care benefit plans offered by the Company, a list of Providers in the Networks and their locations, the products and services provided by the Providers, the discounts available to Members for services and products and any special promotions. Individuals accessing the Company's internet web site will also be able to immediately apply for a HealthCare Solutions Card by filling out an application online.

Competition

     The Company believes that a critical element of its business is the competition for a portion of the benefit dollars allocated by various organizations for employee benefit programs. The Company competes for a portion of those dollars with various other cost-containment marketing organizations, pharmacy indemnity programs, retail pharmacies, mail order prescription companies, preferred provider organizations, HMOs, health care membership programs and other ancillary health care insurance programs for Members and Providers. With respect to its vision, hearing, dental, pharmaceutical and chiropractic businesses, the Company will compete for potential Sponsors, Members and Providers, depending on the geographic area or market, with various entities that have developed discount membership cards which provide national coverage, including AT&T, CUC International, Inc. and J.C. Penney & Co., Inc., and entities that have developed discount membership cards which provide regional coverage only. The Company will also compete with various organizations which provide services and products in specific areas of ancillary healthcare. With respect to eye care services, the Company will compete with various provider organizations, including Avesis, Cole Vision, Eye Care Plan of America and Spectrum Vision Systems. With respect to its pharmaceutical services, the Company will compete with cost containment marketing organizations for mail order prescription drugs, such as Medco Containment Services, Inc., America's Pharmacy (a division of Caremark, Inc.), Health Care Services, Inc. and Thrift Drug (a division of J.C. Penney & Co., Inc.); the pharmacy division of the non-profit American Association of Retired Persons; service delivered pharmacy indemnity programs; independent and chain-operated retail pharmacy outlets, retail medical/surgical supply companies and other mail order prescription companies; HMOs and health care membership programs. Most of these competitors have had longer operating histories and have significantly greater financial, marketing and administrative resources than the Company. There can be no assurance that the Company will develop products that achieve greater market acceptance than competitive products or that the Company's competitors will not succeed in developing products that would render the Company's products less competitive or obsolete.

     The Company believes that the broad range of choices of ancillary health care benefit packages, its customer service capabilities resulting from the Network Administration System and its competitive pricing will differentiate it from its competitors and may enable it to offer a more comprehensive and cost effective solution to its customers' needs. See "-- Sales and Marketing."

Government Regulation

     The delivery of health care products and services is subject to extensive federal, state and local regulation, including but not limited to the prohibition of business corporations from providing medical care, fraud and abuse provisions of the Medicare and Medicaid statutes, state laws that prohibit referral fees and fee splitting and certain regulations applicable to insurance companies and certain organizations that provide or arrange for health care services. The Company believes that certain registration and licensing laws and regulations in certain states in which the Company intends to operate may apply to the Company's operations. In addition, statutes and regulations applicable to other health care organizations with which the Company may contract, including without limitation those relating to fee splitting, referral fees, patient freedom of choice, provider rights to participate and antidiscrimination, may impact the Company and may result in the delay or denial of any such organization's participation in the Company's Networks. The utilization fees received by the Company in connection with the

Mail-Order Pharmaceutical Plan might be construed to contravene the literal provisions of these statutes and regulations in a number of states in which the Company intends to operate. Although the Company has not obtained any rulings from any governmental authorities or an opinion of counsel with regard to any of these matters, the Company believes that the extent of its compliance with such laws and regulations as they are currently enforced and applicable to the Company is consistent with current industry practices and will not have a material adverse effect on its business. However, legislation in these areas continues to evolve and there can be no assurance that changes in enforcement and compliance practices will not occur in the future, or that existing legislation will not be expanded. In any such event, the Company could be required to effect registration in various additional states, post substantial fidelity or surety bonds and/or meet other financial requirements in connection therewith. Alternatively, the Company could be required to modify the products and services offered by it, modify its contractual arrangements with Networks and Sponsors or be precluded from providing some or all of its products and services in certain states. Any or all of the foregoing consequences, or a determination that the Company is in violation of any applicable laws or regulations, could have a material adverse effect on the Company.

Proprietary Rights

     The Company's Network Administration System is a critical component of the Company's ability to provide customer service and process other data. The Company relies on trade secrets to establish and protect its proprietary rights to its Network Administration System. However, trade secrets are difficult to protect and there can be no assurance that others will not independently develop substantially equivalent proprietary technology or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its rights to unpatented trade secrets.

     The  Company  has  applied  for  rights  to  the   tradenames   "HEALTHCARE
SOLUTIONS," "THE SOLUTIONS CARD," "HEALTHCARE SAVINGS. GUARANTEED," and "HEALTHCORE MEDICAL SOLUTIONS, INC." and the service marks for "HEALTHCARE SOLUTIONS" AND "HEALTHCORE MEDICAL SOLUTIONS, INC." from the United States Patent and Trademark Office, but there can be no assurance that such rights will be granted. If the Company is not able effectively to protect itself against use of similar trade names or service marks, or if the Company's use of its trade names or service marks are found to infringe upon the proprietary rights of third parties, the Company's business could be adversely affected.

Employees

     The Company currently has 13 full-time employees. The Company intends to hire additional sales, management and administrative personnel. The Company's future success depends in significant part upon the continued service of its executive officers and key personnel and its ability to attract and retain highly qualified sales and marketing and managerial personnel. Competition for such personnel is intense and there can be no assurance that key employees can be retained or that it can attract, assimilate or retain other highly qualified sales and marketing and managerial personnel can be retained in the future. None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

Facilities

     The Company currently leases approximately 4,000 square feet of office space in Grandview, Missouri for its executive offices pursuant to a lease agreement that provides for monthly rent of approximately $2,300 and expires in October 1999 and approximately 1,000 square feet of office space in Springfield, Missouri for the development of the Network Administration System pursuant to a lease agreement that provides for monthly rent of approximately $1,100 and expires in May 1998. The Company also reimburses an entity affiliated with the Company's Chairman and Chief Executive Officer approximately $1,000 per month for the use of certain office space in New York, New York. The Company believes that such office space will be suitable for the current and anticipated needs of the Company.

Legal Proceedings

     The Company is not involved in any material legal proceedings.

                                   MANAGEMENT

Executive Officers, Directors and Significant Employees

     The following table sets forth the names, ages and positions of the executive officers, directors and significant employees of the Company.


            Name                              Age                        Position
            -----                             ---                        --------
Executive Officers and Directors
   Neal J. Polan.........................     46      Chairman of the Board and Chief Executive Officer
   James H. Steinheider..................     48      Chief Financial Officer and  Chief Operating
                                                      Officer
   Eli Levitin...........................     33      Director
   Norman H. Werthwein...................     52      Director


Significant Employees
   Thomas J. Pitzenberger................     43      National Marketing Director-- HealthCare Division
   Ben E. Randall........................     53      Vice President-- Information Systems
   Terrence R. Reigers...................     49      Vice President-- Sales and Marketing
   Ronald F. Torchia.....................     59      Vice President and Secretary


     NEAL J. POLAN joined the Company as its Chairman of the Board in January 1997 and was elected as Chief Executive Officer in April 1997. Mr. Polan expects to devote approximately 50% of his business time to activities on behalf of the Company. Mr. Polan has served as the Managing Director of National Financial Co., a middle market merchant bank since April 1996. From March 1992 to September 1994, Mr. Polan served as the President and a director of Sterling Vision, Inc., one of the largest optical retailers in the United States and a publicly traded company.

     JAMES H. STEINHEIDER has been the Chief Financial Officer and Chief Operating Officer of the Company since March 1997. Mr. Steinheider also served as a director of the Company from March 1997 until his resignation from the Board of Directors in September 1997. From December 1994 to February 1997, Mr. Steinheider served as the founder and President of the CFO Group, Inc., a consulting company that provided chief financial officer services to small and mid-sized companies. From September 1995 to February 1997, Mr. Steinheider served as the Chief Financial Officer of Earth Partners, Inc., a manufacturer of recycling equipment for the automotive industry. From October 1992 to October 1993, Mr. Steinheider served as the Senior Vice President and Chief Financial Officer of Medifax, Inc., a provider of medical transcription services for physicians and hospitals. Mr. Steinheider is a Certified Public Accountant.

     ELI LEVITIN has served as a director of the Company since July 1997. Since December 1993, Mr. Levitin has served as the General Counsel of Acta Realty
Corp., a real estate investment and management company. Prior to joining Acta Realty, Mr. Levitin was an associate at White & Case, a New York law firm, from October 1991 to December 1993. Mr. Levitin received his J.D. from Columbia University School of Law.

     NORMAN H. WERTHWEIN has served as a director of the Company since July 1997. Mr. Werthwein is the Chief Financial Officer of Beech Street Corporation, a preferred provider organization, a position he has held since August 1994. Prior to joining Beech Street in August 1994, Mr. Werthwein served as the Chief Financial Officer of Curaflex Health Services, an alternate site health care service provider, from January 1992 until August 1994.

     THOMAS J. PITZENBERGER has been the National Marketing Director - HealthCare Division of the Company since July 1997. From July 1996 to July 1997 Mr. Pitzenberger served as the National Director of Medaphis Corporation, a corporation providing software and services in the healthcare industry. From February 1994 to July 1996, Mr. Pitzenberger served as the Region Manager of QuadraMed Corporation, an electronic data interchange corporation in the health care industry and a publicly traded company. In 1987, Mr. Pitzenberger founded MediQuest Inc., a provider of software and services to the health care industry. Mr. Pitzenberger sold MediQuest in September 1991 and served as the Vice President -Marketing of MediQuest until February 1994.

     BEN E. RANDALL has been the Vice President -- Information Systems of the Company since February 1997. From January 1996 to February 1997, Mr. Randall served as a Managing Member of MegaVision. From November 1989 to January 1996, Mr. Randall was the owner and President of R&R Computer Services, a computer software developer for the real estate insurance and appraisal industries.

     TERRENCE R. REIGERS has been the Vice President - Sales and Marketing of the Company since June 1997. From December 1992 to May 1997, Mr. Reigers served as the Director of Managed Vision Care of National Vision Associates, Ltd., a retail optical company. From December 1991 to October 1992, Mr. Reigers served as a Marketing and Sales Manager of Pearle Managed Vision Care, a retail optical company.

     RONALD F. TORCHIA is a co-founder of the Company and has been a Vice President and Secretary since February 1997. From October 1995 to February 1997, Mr. Torchia served as a Managing Member of MegaVision. From October 1991 to October 1995, Mr. Torchia managed A&R Contracting, Inc., a company engaged in the business of preparing property loss bids for insurance companies.

     Directors serve until the next annual meeting or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment.

     The Company has agreed, if requested by the Representative, to nominate a designee of the Representative to the Company's Board of Directors for a period of five years from the date of this Prospectus. See "Underwriting."

     The Board of Directors intends to establish a Compensation Committee and an Audit Committee. The Compensation Committee is expected to make recommendations to the Board concerning salaries and incentive compensation for officers and employees of the Company and may administer the Company's 1997 Stock Option Plan. The Audit Committee is expected to review, with the Company's independent accountants, the scope, timing and results of audit services and any other services that the accountants are asked to perform, their report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee is expected to make annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year.

Executive Compensation

     The following Summary Compensation Table sets forth the compensation paid or accrued by the Company for services rendered by Theodore W. White, Jr., the former acting chief executive officer of MegaVision, the predecessor of the Company, for the fiscal year ended September 30, 1996 (the "named executive officer"):

                           SUMMARY COMPENSATION TABLE

        Compensation                               Annual Compensation                              Long-term
      Name and Present                       ------------------------------       Other Annual        Awards
     Principal Position                      Year        Salary       Bonus       Compensation       Options
       ---------------                       ----        ------      ------       -------------      -------
Theodore W. White, Jr. (1)...............   1996         132,325       --              --               --

----------------
(1) For a portion of 1996, Mr. White acted in the capacity of the chief executive officer for MegaVision, the predecessor of the Company. Mr. White resigned from the Company effective August 15, 1997.

     The Company has agreed, commencing on the closing of the Offering, to pay annual compensation of $150,000 to Neal J. Polan, the Company's Chairman of the Board and Chief Executive Officer. In addition, the Company may seek to recruit an additional senior level executive officer following the closing of the Offering to complement its existing senior management personnel. For a discussion of additional non-cash compensation received by Mr. Polan, see "Certain Transactions" and "Principal Stockholders."

Director Compensation

     After completion of the Offering, non-employee directors will receive $500 for each Board and committee meeting attended and will be reimbursed for their expenses in attending such meetings. Directors are not precluded from serving the Company in any other capacity and receiving compensation therefor. In addition, directors may also receive stock option grants under the Company's 1997 Stock Option Plan. See "-- Stock Options."

Stock Options

     In February 1997, the Board of Directors adopted and the Company's stockholders approved, the 1997 Stock Option Plan (the "Plan"), which provides for the grant by the Company of options to purchase up to an aggregate of 200,000 shares of the Company's authorized but unissued Common Stock. Pursuant to the Plan, employees, officers and directors of, and consultants or advisers to, the Company and any subsidiary corporations are eligible to receive incentive stock options ("incentive options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and/or options that do not qualify as incentive options ("non-qualified options"). The Plan, which expires in February 2007, will be administered by the Board of Directors or a committee of the Board of Directors. The purposes of the Plan are to ensure the retention of existing executive personnel, key employees, directors, consultants and advisors who are expected to contribute to the Company's future growth and success and to provide additional incentive by permitting such individuals to participation the ownership of the Company, and the criteria to be utilized by the Board of Directors or the committee in granting options pursuant to the Plan will be consistent with these purposes.

     Options granted under the Plan may be either incentive options or non-qualified options. Incentive options granted under the Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive option granted under the Plan to a stockholder owning more than 10% of the outstanding voting power may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. To the extent that the aggregate fair market value, as of the date of grant, of the shares for which incentive options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a non-qualified option. Options granted under the Plan to officers, directors or employees of the Company may be exercised only while the optionee is employed or retained by the Company or within 90 days of the date of termination of the employment relationship or directorship. However, options which are exercisable at the time of termination by reason of death or permanent disability of the optionee may be exercised within 12 months of the date of termination of the employment relationship or directorship. Upon the exercise of an option, payment may be made by cash or by any other means that the Board of Directors or the committee determines. No option may be granted under the Plan after February 2007.


     Options may be granted only to such employees, officers and directors of, and consultants and advisors to, the Company or any subsidiary of the Company as the Board of Directors or the committee shall select from time to time in its sole discretion, provided that only employees of the Company or a subsidiary of the Company shall be eligible to receive incentive options. As of September 30, 1997, the number of employees, officers and directors of the Company eligible to receive grants under the Plan was 15 persons. The number of consultants and advisors to the Company eligible to receive grants under the Plan is not determinable. An optionee may be granted more than one option under the Plan. The Board of Directors or the committee will, in its discretion, determine (subject to the terms of the Plan) who will be granted options, the time or times at which options shall be granted, and the number of shares subject to each option, whether the options are incentive options or non-qualified options, and the manner in which options may be exercised. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors deemed relevant in accomplishing the purpose of the Plan.


     Under the Plan, the optionee has none of the rights of a stockholder with respect to the shares issuable upon the exercise of the option until such shares shall be issued upon such exercise. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date of exercise, except as provided in the Plan. During the lifetime of the optionee, an option shall be exercisable only by the optionee. No incentive option may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of decent and distribution. The Board of Directors or the committee may authorize non-qualified options to be transferable to immediate family members, trusts for the benefit of immediate family members, partnerships of immediate family members and non-profit charitable organizations.

     The Board of Directors may amend or terminate the Plan except that stockholder approval is required to effect a change so as to increase the aggregate number of shares that may be issued under the Plan (unless adjusted to reflect such changes as a result of a stock dividend, stock split, recapitalization, merger or consolidation of the Company), to modify the requirements as to eligibility to receive options, to increase materially the benefits accruing to participants or as otherwise may be required by Rule 16b-3 or Section 422 of the Code. No action taken by the Board may materially and adversely affect any outstanding option grant without the consent of the optionee.

     Under current tax law, there are no Federal income tax consequences to either the employee or the Company on the grant of non-qualified options if granted under the terms set forth in the Plan. Upon exercise of a non-qualified option, the excess of the fair market value of the shares subject to the option over the option price (the "Spread") at the date of exercise is taxable as ordinary income to the optionee in the year it is exercised and is deductible by the Company as compensation for Federal income tax purposes, if Federal income tax is withheld on the Spread. However, if the shares are subject to vesting restrictions conditioned on future employment or the holder is subject to the short-swing profits liability restrictions of Section 16(b) of the Exchange Act of (i.e., is an executive officer, director or 10% stockholder of the Company) then taxation and measurement of the Spread is deferred until such restrictions lapse, unless a special election is made under Section 83(b) of the Code to report such income currently without regard to such restrictions. The optionee's basis in the shares will be equal to the fair market value on the date taxation is imposed and the holding period commences on such date.

     Incentive option holders incur no regular Federal income tax liability at the time of grant or upon exercise of such option, assuming that the optionee was an employee of the Company from the date the option was granted until 90 days before such exercise. However, upon exercise, the Spread must be added to regular Federal taxable income in computing the optionee's "alternative minimum tax" liability. An optionee's basis in the shares received on exercise of an incentive stock option will be the option price of such shares for regular income tax purposes. No deduction is allowable to the Company for Federal income tax purposes in connection with the grant or exercise of such option.

     If the holder of shares acquired through exercise of an incentive option sells such shares within two years of the date of grant of such option or within one year from the date of exercise of such option (a "Disqualifying Disposition"), the optionee will realize income taxable at ordinary rates. Ordinary income is reportable during the year of such sale equal to the difference between the option price and the fair market value of the shares at the date the option is exercised, but the amount includable as ordinary income shall not exceed the excess, if any, of the proceeds of such sale over the option price. In addition to ordinary income, a Disqualifying Disposition may result in taxable income subject to capital gains treatment if the sales proceeds exceed the optionee's basis in the shares (i.e., the option price plus the amount includable as ordinary income). The amount of the optionee's taxable ordinary income will be deductible by the Company in the year of the Disqualifying Disposition.

     At the time of sale of shares received upon exercise of an option (other than a Disqualifying Disposition of shares received upon the exercise of an incentive option), any gain or loss is long-term or short-term capital gain or loss, depending upon the holding period. The holding period for long-term capital gain or loss treatment is more than one year.

     The foregoing is not intended to be an exhaustive analysis of the tax consequences relating to stock options issued under the Plan. For instance, the treatment of options under state and local tax laws, which is not described above, may differ from the treatment for Federal income tax purposes.

     To date, options to purchase 57,500 shares of Common Stock at an exercise price of $5.00 per share have been granted under the Plan. All of such options were granted in May and July 1997.

Limitation of Liability and Indemnification Matters

     The Company's Certificate of Incorporation eliminates in certain circumstances the liability of directors of the Company for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption, or (iv) for transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company believes that it is the position of the Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief of recession.

     The Company has entered into indemnification agreements ("Indemnification Agreement(s)") with each of its directors and officers. Each such
Indemnification Agreement provides that the Company will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification will be available if the indemnitee acted in good faith and in a matter he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. The Indemnification Agreements also require that the Company indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement permits the director or officer that is party thereto to bring suit to seek recovery or amounts due under the Indemnification Agreement and to recover the expenses of such a suit if he is successful.


     The Company's By-laws provide that the Company shall indemnify its directors, officers, employees or agents to the full extent permitted by the Delaware General Corporation Law, and the Company shall have the right to purchase and maintain insurance on behalf of any such person whether or not the Company would have the power to indemnify such person against the liability. The Company has not currently purchased any such insurance policy on behalf on any of its directors, officers, employees or agents.

                              CERTAIN TRANSACTIONS

     In late 1995, the Company's predecessor, MegaVision, L.C., entered into an agreement with Ben Randall, the Vice President - Information Systems of the Company, to purchase certain computer software for $37,500 in cash and the issuance of 170 units of limited liability company interest. The Company paid $8,500 in cash to Mr. Randall in early 1996 and in September 1996 issued an additional 20 units of limited liability company interest in exchange for the remaining $29,000 owed to Mr. Randall under the agreement. In connection with the Merger, the 190 units of limited liability interest issued to Mr. Randall were converted into 114,000 shares of Class A Common Stock.

     In September 1996, Robert E. Hunter, Michael J. Reichert and Donald Umbach, each a principal stockholder of the Company, agreed to contribute to the capital of the Company's predecessor, MegaVision, L.C., $125,000, $100,000 and $100,000, respectively, of indebtedness owed to such individuals in exchange for 130, 110 and 70 units, respectively, of limited liability company interest (which were converted into 78,000, 66,000 and 42,000 shares of Class A Common Stock in connection with the Merger).

     In October 1996, MegaVision, L.C. entered into an agreement with M.K.D. Capital Corp. ("M.K.D."), which agreement was amended in January and July 1997. Annette Lebor, the spouse of the President of M.K.D., is the beneficial owner of 11% of the outstanding shares of Common Stock of the Company prior to the Offering. The agreement, as amended, provides that M.K.D. will receive a commission equal to 3% of any payments collected by the Company for sales of the Company's products originated by M.K.D., less direct manufacturing costs incurred by the Company in the production of such products and any broker's commission payable in connection with the sale; provided that in connection with sales of the Company's products by agents of AFLAC with whom the Company has contracted, M.K.D. will receive a commission of $1.25 for each annual HealthCare Solutions Cards sold by such agents. In addition, M.K.D. will also receive a commission for introducing additional networks of health care providers to the Company, if such networks enter into a contract with the Company. The actual commission to be paid to M.K.D., if any, will be negotiated in connection with any such transaction.

     In November 1996, MegaVision sold 360 units of limited liability company interest (which were converted into 216,000 shares of Class B Common Stock in connection with the Merger) to Neal J. Polan, the Company's Chairman of the Board and Chief Executive Officer, for $6,300 in cash and for certain consulting services rendered by Mr. Polan.

     Between January and February 1997, Mr. Polan loaned an aggregate of approximately $67,000 to the Company for working capital purposes. Such loans were repaid together with interest at 10% per annum in March 1997 with a portion of the proceeds of the Bridge Financing.

     Mr. Polan and his wife, jointly, and Eli Levitin, a director of the Company, invested $50,000 and $25,000, respectively, in the Bridge Financing in March 1997 (on the same terms as non-affiliated investors) and, accordingly, each received a Bridge Note in such amount, which will be repaid from the proceeds of the Offering, and 25,000 and 12,500 warrants, respectively, which will be exchanged for 25,000 and 12,500 Bridge Warrants, respectively, upon the completion of the Offering. See "Use of Proceeds."

     In June 1997, Mr. Polan and Theodore White, Jr., a former employee of the Company, entered into a voting agreement pursuant to which Mr. Polan is entitled to vote all of the shares of Common Stock held by Mr. White. The voting proxy will expire upon the earlier of (i) June 5, 2002; (ii) the death of Mr. Polan;
(iii) Mr. Polan's  termination of employment with the Company for any reason; or
(iv) if, for the year ending December 31, 1998, the Minimum Pretax Income is less than $1,000,000 or if, for any subsequent year through the year ending December 31, 2001, the Company's Minimum Pretax Income does not equal or exceed an amount equal to the Minimum Pretax Income for the prior fiscal year plus ten percent (10%). Mr. White resigned from the Company, effective August 15, 1997, and at such time the shares of Class B Common Stock held by Mr. White converted automatically into shares of Class A Common Stock. As a result, Mr. Polan will control 32.0% of the total voting power of the Company upon completion of the Offering and will have the ability to influence significantly the election of directors, outcome of corporate transactions or other matters submitted for stockholder approval.

     The Company reimburses an entity affiliated with Mr. Polan approximately $1,000 per month for the use of certain office space in New York, New York.

     In June 1997, the Company loaned Mr. White $30,000 as evidenced by a promissory note bearing interest at a rate of 10% per annum. The loan was to mature in September 1998 or upon demand by the Company in the event Mr. White's employment with the Company was terminated for any reason. Pursuant to the note, Mr. White was required to make monthly payments of principal and interest in the amount of $750. As security for the loan, Mr. White pledged 15,000 shares of Class B Common Stock to the Company (which shares automatically converted into Class A Common Stock upon Mr. White's resignation). In connection with Mr. White's resignation from the Company in August 1997, the Company and Mr. White entered into an agreement pursuant to which the Company (i) made a payment of $20,000 to Mr. White, (ii) waived Mr. White's obligation to make monthly payments of principal and interest in the amount of $750 until February 15, 1998 and (iii) extended the maturity date of the loan until March 1999; provided that, in the case of (ii) and (iii) above, Mr. White complies with the provisions of the agreement. In addition, pursuant to the agreement, Mr. White has agreed not to compete with the Company for a period of one year. The Company also agreed to enter into an agreement with Mr. White whereby Mr. White would serve as an independent broker for the Company.


     In September 1997, the Company granted warrants to purchase 284,000 shares of Class A Common Stock to Mr. Polan. The warrants are exercisable at a price of $1.00 per share and expire in September 2007. Warrants to purchase 142,000 of such shares of Class A Common Stock are currently exercisable and warrants to purchase 142,000 of such shares of Class A Common Stock will become exercisable if, and only if, one or more of the following conditions are met: (i) the Company's Minimum Pretax Income (as defined) amounts to at least $3,800,000 for the fiscal year ending September 30, 1998; (ii) the Company's Minimum Pretax Income amounts to at least $5,500,000 for the fiscal year ending September 30, 1999; (iii) the Company's Minimum Pretax Income amounts to at least $7,500,000 for the fiscal year ending September 30, 2000; (iv) the Closing Price (as defined in the Escrow Agreement) of the Class A Common Stock averages in excess of $12.50 per share for 30 consecutive business days during the 18-month period commencing on the date of this Prospectus or (v) the Closing Price of the Class A Common Stock averages in excess of $16.50 per share for 30 consecutive business days during the 18-month period commencing with the nineteenth month from the date of this Prospectus. See "Principal Stockholders -- Escrow Shares."

     In October 1997, the Company granted warrants to purchase 15,000 shares of Class A Common Stock to Mr. Levitin as compensation for performing investor relations services for the Company. The warrants are immediately exercisable at a price of $5.00 per share and expire in October 2007.


     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company has adopted a policy that all future transactions between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the ownership of Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director and named executive officer of the Company and (iii) all executive officers and directors of the Company as a group, (a) prior to the Offering and (b) as adjusted to give effect to the sale of the 1,760,000 Units offered hereby:


                                               Class A           Class B         Percent of Shares
                                               Common            Common          Beneficially  Owned
                                               Stock             Stock           -------------------     Percent of
                                            Beneficially      Beneficially        Before      After     Voting Power
Name and Address of Beneficial Owner(1)       Owned(2)          Owned(2)         Offering   Offering  After Offering (3)
------------------------------------          ---------        ----------        --------   --------  ---------------
Neal J. Polan.............................    142,000 (4)      216,000 (5)(6)      26.7%      11.5%        34.4%(6)
James H. Steinheider......................      4,000 (7)         --                 *          *            *

Eli Levitin...............................     15,000 (8)         --                1.2         *            *
Norman H. Werthwein.......................        --  (9)         --                 *          *            *
Ronald F. Torchia.........................    114,000             --                9.5        3.9          2.9
Ben E. Randall............................    114,000             --                9.5        3.9          2.9
Theodore W. White, Jr. ...................    144,000 (6)(10)     --               12.0        4.9           *
Robert Hunter (11)........................    132,000             --               11.0        4.5          3.5
Annette Lebor (12)........................    132,000             --               11.0        4.5          3.5
Michael J. Reichert Revocable Trust (13)..    132,000             --               11.0        4.5          3.5
Donald E. Umbach Revocable Trust (14).....     66,000             --                5.5        2.2          1.7
Patricia L. Umbach Revocable Trust (15)...     66,000             --                5.5        2.2          1.7
All executive officers and directors
  as a group (4 persons) .................    161,000 (16)     216,000             27.7%      12.1%        34.8%(6)


----------------
*    Less than 1%

(1)  Unless  otherwise  indicated,   the  address  of  such  individual  is  c/o
     HealthCore Medical Solutions, Inc., 11904 Blue Ridge Boulevard, Grandview, Missouri 64030.

(2)  Includes such individuals' Escrow Shares.

(3) For purposes of this calculation, the shares of Class A Common Stock and shares of Class B Common Stock are treated as a single class. The shares of Class B Common Stock are entitled to five votes per share, whereas the shares of Class A Common Stock are entitled to one vote per share. See "Description of Securities."


(4) Represents shares of Class A Common Stock issuable upon exercise of outstanding warrants that are currently exercisable. Does not include (i) 142,000 shares of Class A Common Stock issuable upon exercise of warrants that are not exercisable within 60 days and (ii) 25,000 shares of Class A Common Stock issuable upon exercise of Bridge Warrants which are not exercisable or transferable for one year from the closing of this Offering. See "Certain Transactions."


(5) Includes 48,000 shares of Class B Common Stock held by Mr. Polan as custodian for his child. Mr. Polan is the beneficial owner of such shares by virtue of his authority to vote and/or dispose of such shares.

(6) Mr. Polan owns all of the issued and outstanding shares of Class B Common Stock. Pursuant to a voting proxy granted from Mr. White to Mr. Polan, Mr. Polan has the power to vote all of Mr. White's shares of Class A Common Stock.

(7) Represents shares of Class A Common Stock issuable upon exercise of outstanding options that are currently exercisable. Does not include 6,000 shares of Class A Common Stock issuable upon exercise of options that are not exercisable within 60 days.


(8) Represents shares of Class A Common Stock issuable upon exercise of warrants that are currently exercisable. Does not include (i) 7,500 shares of Class A Common Stock issuable upon exercise of options that are not exercisable within 60 days and (ii) 12,500 shares of Class A Common Stock issuable upon exercise of Bridge Warrants which are not exercisable or transferable for one year from the closing of this Offering.

(9) Does not include 7,500 shares of Class A Common Stock issuable upon exercise of options that are not exercisable within 60 days.

(10) Mr. White has pledged 15,000 shares of Class A Common Stock to the Company in connection with a loan from the Company to Mr. White. See "Certain Transactions."

(11) The  address of Mr.  Hunter is 6301 Trust  Avenue,  Kansas  City,  Missouri
     64131.

(12) The address of Ms. Lebor is 114 East 32nd Street, New York, New York 10037. Ms. Lebor is the spouse of Avram Lebor, the President of M.K.D. Capital Corp. See "Certain Transactions."

(13) The trustees under the Michael J. Reichert Revocable Trust are Michael J. Reichert and Jean A. Reichert. Mr. Reichert and Mrs. Reichert are the beneficial owners of such shares by virtue of their authority to vote and/or dispose of such shares. The address of the Mr. Reichert and Mrs. Reichert is P.O. Box 1198, Liberty, Missouri 64069.

(14) The trustee under the Donald E. Umbach Revocable Trust is Donald E. Umbach. Mr. Umbach is the beneficial owner of such shares by virtue of his authority to vote and/or dispose of such shares. Mr. Umbach may also be considered a beneficial owner of the 66,000 shares of Class A Common Stock held by the Patricia L. Umbach Revocable Trust, under which Mr. Umbach's wife, Patricia L. Umbach is the trustee. The address of Mr. Umbach is 6905 Blue Ridge Boulevard, Raytown, Missouri 64133.

(15) The trustees under the Patricia L. Umbach Revocable Trust is Patricia L. Umbach. Mrs. Umbach is the beneficial owner of such shares by virtue of her authority to vote and/or dispose of such shares. In addition, Mrs. Umbach may be considered a beneficial owner of the 66,000 shares of Class A Common Stock held by the Donald E. Umbach Revocable Trust, under which Mrs.
     Umbach's husband, Donald E. Umbach is the trustee. The address of Mrs. Umbach is 6905 Blue Ridge Boulevard, Raytown, Missouri 64133.

(16) Represents shares issuable upon exercise of outstanding options and warrants that are currently exercisable. Does not include 200,500 shares of Class A Common Stock issuable upon exercise of options and warrants that are not exercisable within 60 days.


Escrow Shares

     In connection with the Offering, the current holders of the Company's Class A and Class B Common Stock have agreed to place, on a pro rata basis, 900,000 shares, or three-quarters of the outstanding shares of Common Stock of the Company before the Offering, into escrow pursuant to an amended and restated escrow agreement (the "Escrow Agreement") with American Stock Transfer & Trust Company, as escrow agent. The Escrow Shares are not transferable or assignable, but may be voted by the beneficial holders thereof.

     400,000 of the Escrow Shares will be released from escrow if, and only if, one or more of the following conditions is/are met:

     (a) the Company's net income before provision for income taxes and exclusive of any extraordinary earnings (all as audited by the
          Company's independent public accountants in accordance with U. S. generally accepted accounting principles) (the "Minimum Pretax Income") amounts to at least $3,800,000 for the fiscal year ending September 30, 1998;

     (b) the Minimum Pretax Income amounts to at least $5,500,000 for the fiscal year ending September 30, 1999;

     (c) the Minimum Pretax Income amounts to at least $7,500,000 for the fiscal year ending September 30, 2000;


     (d) the Closing Price (as defined in the Escrow Agreement) of the Class A Common Stock averages in excess of $12.50 per share for 30 consecutive business days during the 18-month period commencing on the date of this Prospectus;

     (e) the Closing Price of the Class A Common Stock averages in excess of $16.50 per share for 30 consecutive business days during the 18-month period commencing with the nineteenth month from the date of this Prospectus.


     The remaining 500,000 Escrow Shares will be released from escrow if, and only if, one or more of the following conditions is/are met:

     (a) the Minimum Pretax Income amounts to at least $4,600,000 for the fiscal year ending September 30, 1998;

     (b) the Minimum Pretax Income amounts to at least $6,600,000 for the fiscal year ending September 30, 1999;

     (c) the Minimum Pretax Income amounts to at least $9,000,000 for the fiscal year ending September 30, 2000;


     (d) the Closing Price (as defined in the Escrow Agreement) of the Class A Common Stock averages in excess of $15.00 per share for 30 consecutive business days during the 18-month period commencing on the date of this Prospectus;

     (e) the Closing Price of the Class A Common Stock averages in excess of $18.00 per share for 30 consecutive business days during the 18-month period commencing with the nineteenth month from the date of this Prospectus.

     The Minimum Pretax Income amount set forth above shall (i) be calculated exclusively of any extraordinary earnings, including any charge to income resulting from release of the Escrow Shares and (ii) be increased proportionately, with certain limitations, in the event additional shares of Class A Common Stock or securities convertible into, exchangeable for or exercisable into Class A Common Stock are issued after completion of the Offering. The Closing Price amounts set forth above are subject to adjustment in the event of any stock splits, reverse stock splits or other similar events. The Escrow Agreement can be amended by a two-thirds vote of the outstanding shares of Common Stock of the Company, other than any shares held by the stockholders whose shares are held in escrow.

     Any money, securities, rights or property distributed in respect of the Escrow Shares, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company, shall be held in escrow until release of the Escrow Shares. If none of the applicable Minimum Pretax Income or Closing Price levels set forth above have been met by December 31, 2000, the Escrow Shares, as well as any dividends or other distributions made with respect thereto, will be cancelled and contributed to the capital of the Company. The Company expects that the release of the Escrow Shares to officers, directors, employees and consultants of the Company will be deemed compensatory and, accordingly, will result in a substantial charge to reportable earnings, which would equal the fair market value of such shares and options on the date of release. Such charge could substantially increase the loss or reduce or eliminate the Company's net income, if any, for financial reporting purposes for the period during which such shares and options are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity, it may have a negative effect on the market price of the Company's securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note D of Notes to Financial Statements.

     The Minimum Pretax Income and Closing Price levels set forth above were determined by negotiation between the Company and the Representative and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of its securities.

                            DESCRIPTION OF SECURITIES

     The following description of the Company's securities does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Certificate of Incorporation and By-laws, the Warrant Agreement among the Company, the Representative and American Stock Transfer & Trust Company, as warrant agent, pursuant to which the Warrants will be issued, and the Underwriting Agreement between the Company and the Representative, copies of all of which have been filed with the Commission as exhibits to the Registration Statement of which this Prospectus is a part.

     The Company's authorized capital stock currently consists of 19,640,000 shares of Class A Common Stock, par value $.01 per share, 360,000 shares of Class B Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.

Units


     Each Unit consists of one share of Class A Common Stock and one redeemable Class A Warrant. Each Class A Warrant entitles the holder to purchase one share of Class A Common Stock. The Class A Common Stock and Class A Warrants comprising the Units are separately transferable on and after the Separation Date.


Common Stock

   Class A Common Stock

     Immediately prior to the date hereof there were 984,000 shares of Class A Common Stock outstanding held by 11 stockholders of record. Holders of Class A Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of Class A Common Stock. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters on which stockholders may vote, except as required by law.

     Holders of Class A Common Stock are entitled to dividends, together with the holders of Class B Common Stock, pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor subject to the rights of holders of any outstanding preferred stock. In the case of dividends or other distributions payable in stock of the Company, including distributions pursuant to stock splits or division of stock of the Company, only shares of Class A Common Stock will be distributed with respect to Class A Common Stock. In the event of liquidation, dissolution or winding up of the affairs of the Company, all assets and funds of the Company remaining after the payment to creditors and to holders of preferred stock shall be distributed, pro rata, among the holders of the Class A Common Stock and the Class B Common Stock. Holders of Class A Common Stock are not entitled to preemptive, subscription, cumulative voting or conversion rights, and there are no redemption or sinking fund provisions applicable to the Class A Common Stock. All shares of Class A Common Stock are, and the shares of Class A Common Stock offered hereby will be when issued, fully paid and non-assessable.

   Class B Common Stock

     Immediately prior to the date hereof there were 216,000 shares of Class B Common Stock outstanding held by two stockholders of record. Each share of Class B Common Stock is entitled to five votes on all matters on which stockholders may vote, including the election of directors. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters on which stockholders may vote, except as required by law.

     Holders of Class B Common Stock are entitled to participate together with the holders of Class A Common Stock, pro rata based on the number of shares held, in the payment of cash dividends and in the liquidation, dissolution and winding up of the Company subject to the rights of holders of any outstanding preferred stock. In the case of dividends, or other distributions payable in stock of the Company, including distributions pursuant to stock splits or divisions of stock of the Company, only shares of Class A Common Stock shall be distributed with respect to Class B Common Stock.

     Each share of Class B Common Stock is automatically converted into one share of Class A Common Stock upon (i) its sale, gift or transfer, (ii) the death of the original holder thereof, (iii) the holder's termination of employment with the Company for any reason or (iv) if, for the fiscal year ending September 30, 1999, the Minimum Pretax

Income is less than $1,000,000 or if, for any subsequent fiscal year through the fiscal year ending September 30, 2002, the Company's Minimum Pretax Income does not equal or exceed an amount equal to the Minimum Pretax Income for the prior fiscal year plus ten percent (10%).

     The difference in voting rights increases the voting power of the holders of Class B Common Stock and accordingly has an anti-takeover effect. The existence of the Class B Common Stock may make the Company a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by the stockholders of the Company other than the holders of Class B Common Stock. Thus, the stockholders may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. Those seeking to acquire the Company through a business combination will be compelled to consult first with the holders of Class B Common Stock in order to negotiate the terms of such business combination. Any such proposed business combination will have to be approved by the Board of Directors, which may be under the control of the holders of Class B Common Stock, and if stockholder approval were required, the approval of the holders of Class B Common Stock will be necessary before any such business combination can be consummated.

Redeemable Class A Warrants


     Each Class A Warrant entitles the registered holder to purchase one share of Class A Common Stock at an exercise price of $6.50 at any time from the Separation Date until 5:00 P.M., New York City time, on _____________, 2002. Commencing one year from the date of this Prospectus, the Class A Warrants are redeemable by the Company on 30 days' written notice at a redemption price of $.05 per Class A Warrant if the "closing price" of the Company's Class A Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $9.10 per share. "Closing price" shall mean the closing bid price if listed in the over-the-counter market on Nasdaq or otherwise or the closing sale price if listed on the Nasdaq National Market or a national securities exchange. All Class A Warrants must be redeemed if any are redeemed.


     The Class A Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement") among the Company, the Representative and American Stock Transfer & Trust Company, New York, New York, as warrant agent (the "Warrant Agent"), and will be evidenced by warrant certificates in registered form. The Class A Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock or upon issuance of shares of Common Stock at prices lower than the market price of the Common Stock, with certain exceptions.

     The exercise price of the Class A Warrants was determined by negotiation between the Company and the Representative and should not be construed to be predictive of or to imply that any price increases in the Company's securities will occur.

     The Company has reserved from its authorized but unissued shares a sufficient number of shares of Class A Common Stock for issuance upon the exercise of the Class A Warrants. A Class A Warrant may be exercised upon surrender of the Warrant certificate on or prior to its expiration date (or earlier redemption date) at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Warrant is being exercised. Shares issued upon exercise of Class A Warrants and payment in accordance with the terms of the Warrants will be fully paid and non-assessable.

     For the life of the Class A Warrants, the holders thereof have the opportunity to profit from a rise in the market value of the Class A Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Class A Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Class A Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the Warrants.

     The Class A Warrants do not confer upon the Warrantholder any voting or other rights of a stockholder of the Company. Upon notice to the Warrantholders, the Company has the right to reduce the exercise price or extend the expiration date of the Class A Warrants.

     The 1,150,000 warrants issued in the Bridge Financing will be converted automatically on the closing of the Offering into the Bridge Warrants, each of which will be identical to the Class A Warrants included in the Units offered hereby.

Preferred Stock

     The Company is authorized to issue up to 5,000,000 shares of "blank-check" preferred stock (the "Preferred Stock"). The Board of Directors will have the authority to issue this Preferred Stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences, without further vote or action by the stockholders. If shares of Preferred Stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board of Directors authorizes the issuance of shares of Preferred Stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased by up to the authorized amount. Issuance of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Also, Preferred Stock could have preferences over the Common Stock (and other series of preferred stock) with respect to dividend and liquidation rights. The Company currently has no plans to issue any Preferred Stock.

Unit Purchase Option


     The Company has agreed to grant to the Representative and its designees, upon the closing of the Offering, the Unit Purchase Option to purchase up to 176,000 Units. These Units will be identical to the Units offered hereby except that the Warrants included in the Unit Purchase Option will only be subject to redemption by the Company after the Unit Purchase Option has been exercised and the underlying Warrants are outstanding. The Unit Purchase Option cannot be transferred, sold, assigned or hypothecated for three years, except to any officer of the Representative or members of the selling group or their respective officers. The Unit Purchase Option exercisable during the two-year period commencing three years from the date of this Prospectus at an exercise price of $6.00 per Unit (120% of the initial public offering price) subject to adjustment in certain events to protect against dilution. The holders of the Unit Purchase Option have certain demand and piggyback registration rights. See "Underwriting."


Registration Rights

     The holders of the Unit Purchase Option will have demand and piggy-back registration rights relating to such options and the underlying securities. See "Underwriting." In addition, a stockholder of the Company has certain "piggy-back" registration rights with respect to 132,000 shares of Class A Common Stock owned by such stockholder. The Company has also agreed to register for resale the 1,150,000 Bridge Warrants and the underlying Class A Common Stock within one year from the closing of the Offering.

Business Combination Protections

     The voting provisions of the Class A Common Stock and Class B Common Stock and the broad discretion conferred upon the Board of Directors with respect to the issuance of series of Preferred Stock (including with respect to voting rights) could substantially impede the ability of one or more stockholders (acting in concert) to acquire sufficient influence over the election of directors and other matters to effect a change in control or management of the Company, and the Board of Directors' ability to issue Preferred Stock could also be utilized to change the economic and control structure of the Company. As a result, such provisions, together with certain other provisions summarized in the succeeding paragraph, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including attempts that might result in a premium over the market price for the Common Stock hold by stockholders.

     The Company is subject to a Delaware statute regulating "business combinations," defined to include a broad range of transactions, between Delaware corporations and "interested stockholders," defined as persons who have acquired at least 15% of a corporation's stock. Under such statute a corporation may not engage in any business combination with any interested stockholder for a period of three years after the date such person became an interested stockholder unless (a) prior to such date the board of directors of the corporation approved either the "business combination" or the transaction which resulted in the stockholder becoming an "interested stockholder," (b) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." The statute contains provisions enabling a corporation to avoid the statute's restrictions.

     The Company has not sought to "elect out" of the statute, and, therefore, upon closing of the Offering and the registration of its shares of Class A Common Stock under the Exchange Act, the restrictions imposed by such statute will apply to the Company.

Transfer Agent

     American Stock Transfer & Trust Company, New York, New York, serves as Transfer Agent for the shares of Common Stock and Warrant Agent for the Warrants.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding 2,960,000 shares of Common Stock. Of these shares, the 1,760,000 shares of Class A Common Stock offered hereby will be freely transferable without restriction or further registration under the Securities Act, unless purchased by affiliates of the Company as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below. The 1,200,000 shares of Common Stock currently outstanding are "restricted securities" or owned by affiliates within the meaning of Rule 144 and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. However, holders of all of the outstanding shares have agreed not to sell or otherwise dispose of any shares of Common Stock without the Representative's prior written consent for a period of 13 months after the date of this Prospectus. In addition, 900,000 of such shares are Escrow Shares and are subject to the restrictions on transfer set forth in the Escrow Agreement. See "Principal Stockholders -- Escrow Shares" and "Underwriting."

     In general, under Rule 144, a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least one year that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) an amount equal to the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not deemed an affiliate and has beneficially owned such shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume or other resale requirements.


     Under Rule 701 of the Securities Act, persons who purchase shares upon exercise of options and warrants granted prior to the date of this Prospectus are entitled to sell such shares after the 90th day following the date of this Prospectus in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. Affiliates are subject to all Rule 144 restrictions after this 90-day period, but without a holding period. 170,000 shares of Class A Common Stock issuable upon the exercise of stock options and warrants will be eligible for resale pursuant to Rule 144 and Rule 701 under the Securities Act immediately after the 90th day following the date of this Prospectus and a portion of the remaining 186,500 outstanding options and warrants will vest and be eligible for resale pursuant to Rule 144 and Rule 701 under the Securities Act beginning in May 1998. However, holders of all of the outstanding options and warrants prior to the Offering have agreed not to sell any shares of Common Stock for a period of 13 months from the date of this Prospectus without the prior written consent of the Representative.


     Pursuant to registration rights acquired in the Bridge Financing, the Company has agreed to register for resale on behalf of the investors in the Bridge Financing the 1,150,000 Bridge Warrants held by such investors and the underlying Class A Common Stock one year from the closing of the Offering.

     The Representative also has demand and piggyback registration rights with respect to the securities underlying the Unit Purchase Option. See "Underwriting." In addition, a stockholder of the Company has certain "piggy-back" registration rights with respect to 132,000 shares of Class A Common Stock owned by such stockholder.

     Prior to the Offering, there has been no market for any securities of the Company, and no predictions can be made of the effect, if any, that sales of Common Stock or the availability of Common Stock for sale will have on the market price of such securities prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, each of the Underwriters named below, for whom D.H. Blair Investment Banking Corp. is acting as Representative, has severally agreed to purchase from the Company, and the Company has agreed to sell to such Underwriter, the respective number of Units set forth opposite the name of such Underwriter:

                       Name                                  Number of Units
                       -----                                 ---------------

D.H. Blair Investment Banking Corp. ................


                                                                 ---------
          Total.....................................             1,760,000
                                                                 =========


It is expected that Blair & Co. will distribute as a selling group member a substantial portion (not to exceed 52%, including the over-allotment option) of the Units offered hereby. Blair & Co. is owned by a corporation which is substantially owned by family members of J. Morton Davis. Mr. Davis is the sole stockholder of the Representative.

     The Underwriters have advised the Company that they propose to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers who are members of the NASD, at such prices less concessions of not in excess of $__ per Unit, of which a sum not in excess of $__ per Unit may in turn be reallowed to other dealers who are members of the NASD. After the initial offering, the public offering price, the concession and the reallowance may be changed by the Representative.

     The Company has granted to the Underwriters an option, exercisable during the 45-day period commencing on the date of this Prospectus, to purchase from the Company at the public offering price, less underwriting discounts, up to 264,000 additional Units for the purpose of covering over-allotments, if any, subject to the right of the Representative to elect, in its sole discretion, to exercise such option individually, and not as representative of the several Underwriters.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay to the Representative a non-accountable expense allowance equal to 3% of the gross proceeds derived from the sale of Units offered hereby, including any Units purchased pursuant to the Underwriters' overallotment option, $40,000 of which has been paid to date.

     All of the Company's current stockholders, officers and directors have agreed not to sell, assign, transfer or otherwise dispose of any of their shares of Common Stock for a period of 13 months from the date of this Prospectus without the prior written consent of the Representative.

     The Representative has the right to designate one individual for nomination to the Company's Board of Directors for a period of five years after the completion of the Offering, although it has not yet selected any such designee. Such designee may be a director, officer, partner, employee or affiliate of the Representative.

     During the five-year period from the date of this Prospectus, in the event the Representative originates a financing or a merger, acquisition or transaction to which the Company is a party, the Representative will be entitled to receive a finder's fee in consideration for origination of such transaction. The fee is based on a percentage of the consideration paid in the transaction ranging from 7% of the first $1,000,000 to 2% of any consideration in excess of $9,000,000.

     The Company has agreed not to solicit Warrant exercises other than through the Representative, unless the Representative declines to make such solicitation. Upon any exercise of the Warrants after the first anniversary of the date of this Prospectus, the Company will pay the Representative a fee of 5% of the aggregate exercise price of the Warrants, if (i) the market price of the Company's Class A Common Stock on the date the Warrants are exercised is greater than the then exercise price of the Warrants; (ii) the exercise of the Warrants was solicited by a member of the NASD; (iii) the warrantholder designates in writing that the exercise of the Warrant was solicited by a member of the NASD and designates in writing the broker-dealer to receive compensation for such exercise; (iv) the Warrants are not held in a discretionary account; (v) disclosure of compensation arrangements was made both at the time of the Offering and at the time of exercise of the Warrants; and (vi) the solicitation of exercise of the Warrant was not in violation of Regulation M, which was recently adopted to replace Rule 10b-6 and certain other rules promulgated under the Exchange Act.

     Regulation M may prohibit Blair & Co. or any other soliciting broker-dealer from engaging in any market making activities with regard to the Company's securities for the period from five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the Representative of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Representative may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

     The Company has agreed to sell to the Representative and its designees, for nominal consideration, the Unit Purchase Option to purchase up to 176,000 Units, substantially identical to the Units being offered hereby, except that the Class A Warrants included therein are subject to redemption by the Company at any time after the Unit Purchase Option has been exercised and the underlying warrants are outstanding. The Unit Purchase Option will be exercisable during the two-year period commencing three years from the date of this Prospectus at an exercise price of $6.00 per Unit, subject to adjustment in certain events to protect against dilution, and is not transferable for a period of three years from the date of this Prospectus except to officers of the Representative or members of the selling group or their respective officers. The Company has agreed to register during the three-year period commencing two years from the date of this Prospectus, on two separate occasions, the securities issuable upon exercise thereof under the Securities Act, the initial such registration to be at the Company's expense and the second at the expense of the holders. The Company has also granted certain "piggy-back" registration rights to holders of the Unit Purchase Option.

     Prior to the Offering, there has been no public market for any of the securities offered hereby. Accordingly, the public offering price of the Units offered hereby and the terms of the Warrants have been determined by negotiation between the Company and the Representative and are not necessarily related to the Company's asset value, net worth or other established criteria of value. Factors considered in determining such prices and terms, in addition to prevailing market conditions, include the history of and the prospects for the industry in which the Company competes, the present state of the Company's development and its future prospects, an assessment of the Company's management, the Company's capital structure, demand for similar securities of comparable companies and such other factors as were deemed relevant.

     The Underwriters have informed the Company that they do not expect to make sales of the Units offered hereby to discretionary accounts.

     The Representative acted as Placement Agent for the Bridge Financing in February and March 1997 for which it received a fee of $230,000 and a non-accountable expense allowance of $69,000.

     The Commission is conducting an investigation concerning various business activities of the Representative and Blair & Co. The Company has been advised by the Representative that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. The Representative cannot predict whether this investigation will ever result in any type of formal enforcement action against the Representative or Blair & Co.

     In July 1997, Blair & Co., its Chief Executive Officer and its head trader consented, without admitting or denying any violations, to a settlement with the NASDR District Business Conduct Committee for District No. 10 to resolve allegations of NASD rule and securities law violations in connection with mark-up and pricing practices and adequacy of disclosures to customers regarding market-making activities of Blair & Co. in connection with certain securities issues during the period from June 1993 through May 1995 where Blair & Co. was the primary selling group member. NASDR alleged the firm failed to accurately calculate the contemporaneous cost of securities in instances where the firm dominated and controlled after-market trading, thereby causing the firm to charge its customers excessive mark-ups. NASDR also alleged the firm did not make adequate disclosure to customers about its market-making activities in two issues. As part of the settlement, Blair & Co. has consented to a censure and has agreed to pay a $2 million fine, make $2.4 million in restitution to retail customers, employ an independent consultant for two years to review and make recommendations to strengthen the firm's compliance procedures, and has undertaken for 12 months not to sell to its retail customers (excluding banks and other institutional investors) more than 60% of the total securities sold in any securities offering in which it participates as an underwriter or selling group member. The Chief Executive Officer of Blair & Co., has agreed to settle failure to supervise charges by consenting to a censure, the imposition of a $225,000 fine and a 60-day suspension from associating with any NASD member firm and to take a requalification examination. The firm's head trader has agreed to settle charges against him by consenting to a censure, the imposition of a $300,000 fine and a 90-day suspension from associating with any member firm and has undertaken to take certain requalification examinations. The settlement with NASDR does not involve or relate to the Representative , its chief executive officer or any of its other officers or directors.

     The Company has been advised that Blair & Co. intends to make a market in the Company's securities after the Offering. The Company is unable to predict whether Blair & Co.'s settlement with the NASDR or any unfavorable resolution of the Commission's investigation will have any effect on such firm's ability to make a market in the Company's securities and, if so, whether the liquidity or price of the Company's securities would be adversely affected.

     In connection with the Offering, the Underwriters and certain selling group members may engage in certain transactions that stabilize, maintain or otherwise affect the market price of the Units, the Class A Common Stock and the Class A Warrants. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase the Units, the Class A Common Stock and the Class A Warrants for the purpose of pegging, fixing or maintaining the market price of such securities. The Underwriters may also create a short position in the Units by selling more Units in connection with the Offering than it is committed to purchase from the Company, and in such case the Representative may reduce all or a portion of that short position by purchasing the Units, the Class A Common Stock and the Class A Warrants in the open market. The Representative also may also elect to reduce any short position by exercising all or any portion of the over-allotment option described herein. In addition, the Representative may impose "penalty bids" on certain Underwriters and selling group members. This means that if the Representative purchases shares of Class A Common Stock or Class A Warrants in the open market to reduce the Underwriters' short position or to stabilize the price of the Class A Common Stock or the Class A Warrants, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares of Class A Common Stock or Class A Warrants as part of the Offering. Any of the transactions described in this paragraph may stabilize or maintain the market price of the Units, the Class A Common Stock and the Class A Warrants at a level above that which might otherwise prevail in the open market.

     Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Units, the Class A Common Stock and the Class A Warrants. In addition, neither the Company nor the Underwriters make any representation that the Underwriters or any selling group members will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                  LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon for the Company by Bachner, Tally, Polevoy & Misher LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Bachner, Tally, Polevoy & Misher LLP represents the Representative in other matters.

                                     EXPERTS

     The financial statements of HealthCore Medical Solutions, Inc., as of September 30, 1996 and for the fiscal year ended September 30, 1996 and the periods from June 1, 1995 (inception) through September 30, 1995 and from June 1, 1995 (inception) through September 30, 1996 appearing in this Prospectus and Registration Statement have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is not a reporting company under the Exchange Act. The Company has filed a Registration Statement on Form SB-2 under the Securities Act with the Commission in Washington, D.C. with respect to the Units offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Units offered hereby, reference is hereby made to the Registration Statement and such exhibits, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information  statements  and  other  information  regarding  issuers  that  file electronically with the Commission. The address of such site is http://www.sec.gov. Although the statements contained in this Prospectus as to the contents of any contract or other document referred to are accurate in all material respects, such statements do not purport to be complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     Following the Offering, the Company will be subject to the reporting and other requirements of the Exchange Act and intends to furnish to its stockholders annual reports containing audited financial statements and may furnish interim reports as it deems appropriate.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----

REPORT OF INDEPENDENT AUDITORS ............................................  F-2

BALANCE SHEETS AS OF SEPTEMBER 30, 1996 AND JUNE 30, 1997 (UNAUDITED) .....  F-3

STATEMENTS OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 1996 AND THE
  PERIODS FROM JUNE 1, 1995 (INCEPTION) THROUGH SEPTEMBER 30, 1995,
  JUNE 1, 1995 (INCEPTION) THROUGH SEPTEMBER 30, 1996 AND FOR THE
  NINE MONTH PERIODS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND THE
  PERIOD FROM JUNE 1, 1995 (INCEPTION) THROUGH JUNE 30, 1997
  (UNAUDITED) .............................................................  F-4

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY) FOR
  THE PERIOD FROM JUNE 1, 1995 (INCEPTION) THROUGH SEPTEMBER 30, 1996
  AND FOR THE NINE MONTH PERIOD ENDED JUNE 30, 1997 (UNAUDITED) ...........  F-5

STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED SEPTEMBER 30, 1996 AND THE
  PERIODS FROM JUNE 1, 1995 (INCEPTION) THROUGH SEPTEMBER 30, 1995,
  JUNE 1, 1995 (INCEPTION) THROUGH SEPTEMBER 30, 1996 AND FOR THE
  NINE MONTH PERIODS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND THE
  PERIOD FROM JUNE 1, 1995 (INCEPTION) THROUGH JUNE 30, 1997
  (UNAUDITED) .............................................................  F-6

NOTES TO FINANCIAL STATEMENTS..............................................  F-7

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders
HealthCore Medical Solutions, Inc.
Grandview, Missouri

     We have audited the accompanying balance sheet of HealthCore Medical Solutions, Inc., (a development stage company and the business successor to MegaVision, L.C.) as at September 30, 1996 and the related statements of operations, changes in capital deficiency and cash flows for the year ended September 30, 1996 and the periods from June 1, 1995 (inception) through September 30, 1995 and from June 1, 1995 (inception) through September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of HealthCore Medical Solutions, Inc. as of September 30, 1996 and the results of its operations and its cash flows for the year ended September 30, 1996 and the periods from June 1, 1995 (inception) through September 30, 1995 and from June 1, 1995 (inception) through September 30, 1996, in conformity with generally accepted accounting principles.

     As described more fully in Note A to the financial statements, the business of the Company was conducted by MegaVision, L.C. prior to the merger in February 1997.

Richard A. Eisner & Company, LLP

New York, New York
October 31, 1996

With respect to Notes A, H, I and J
March 13, 1997

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                          Successor to MegaVision, L.C.
                          (a development stage company)

                                 BALANCE SHEETS
                                    (Note A)

                                                          September 30,    June 30,
                                                              1996           1997
                                                          -----------    -----------
                                                                         (Unaudited)

                                     ASSETS
Current assets:
  Cash and cash equivalents ...........................                  $   668,203
  Prepaid expenses and other current assets ...........   $     2,072         14,475
                                                          -----------    -----------
      Total current assets ............................         2,072        682,678
                                                          -----------    -----------
Property and equipment, net ...........................        73,985        190,180
Deferred offering costs ...............................        40,000        156,441
Other assets ..........................................        44,143         94,747
                                                          -----------    -----------
                                                              158,128        441,368
                                                          -----------    -----------
      T O T A L .......................................   $   160,200    $ 1,124,046
                                                          ===========    ===========

                                  LIABILITIES
Current liabilities:
  Bank overdraft ......................................   $     9,914
  Accounts payable and accrued expenses ...............       106,077    $   288,098
  Current portion of obligation under capital lease ...                       45,977
  Notes payable - bank ................................        56,300        103,600
  Notes payable - bridge units ........................                    2,096,334
  Notes payable - others ..............................        54,494
  Notes payable - related parties .....................        10,000
  Other liabilities ...................................         8,493          2,832
                                                          -----------    -----------
      Total current liabilities .......................       235,278      2,546,841
                                                          -----------    -----------
Obligation under capital lease ........................                      100,659
                                                          -----------    -----------
      Total liabilities ...............................       235,278      2,647,500
                                                          -----------    -----------
 Commitments, contingency and other matters

                               CAPITAL DEFICIENCY

Preferred stock, $.01 par value, authorized,
 5,000,000 shares
Common stock, $.01 par value:
   Class A, authorized, 19,640,000 shares; issued and
      outstanding, 684,000 shares at September 30, 1996
      and 840,000 shares at June 30, 1997 .............         6,840          8,400
   Class B, authorized, 360,000 shares; issued and
      outstanding, 144,000 shares at September 30, 1996
      and 360,000 shares at June 30, 1997  ............         1,440          3,600
Additional paid-in capital ............................     1,242,998      1,975,620
Deficit accumulated during the development stage ......    (1,326,356)    (3,511,074)
                                                          -----------    -----------
      Total capital deficiency ........................       (75,078)    (1,523,454)
                                                          -----------    -----------
      T O T A L .......................................   $   160,200    $ 1,124,046
                                                          ===========    ===========

                 See accompanying notes to financial statements.

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                          Successor to MegaVision, L.C.
                          (a development stage company)

                            STATEMENTS OF OPERATIONS
                                    (Note A)

                                       June 1, 1995                                           June 1, 1995  June 1, 1995
                                        (Inception)                   Nine Months Ended       (Inception)    (Inception)
                                          Through   Year Ended              June 30,            Through       Through
                                      September 30, September 30,  ------------------------   September 30,   June 30,
                                           1995        1996           1996          1997          1996          1997
                                       ----------    ----------    ----------    ----------    ----------    ----------
                                                                         (Unaudited)                        (Unaudited)
Operating expenses:

  General and administrative .......   $   78,105   $   900,177    $  745,123   $ 1,418,389   $   978,282   $ 2,396,671

  Selling and marketing ............       34,158       277,845        59,624       251,731       312,003       563,734

  Interest-net .....................                     36,071         3,028       514,598        36,071       550,669
                                       ----------   -----------    ----------   -----------   -----------   -----------

NET LOSS ...........................   $ (112,263)  $(1,214,093)   $ (807,775)  $(2,184,718)  $(1,326,356)  $(3,511,074)
                                       ==========   ===========    ==========   ===========   ===========   ===========

Net loss per share .................   $    (0.46)  $     (3.95)    $   (2.35)  $     (5.57)
                                       ==========   ===========    ==========   ===========

Weighted average number of shares
    outstanding ....................      245,010       307,717       344,417       392,067
                                       ==========   ===========    ==========   ===========

                 See accompanying notes to financial statements.

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                          Successor to MegaVision, L.C.
                          (a development stage company)

                   STATEMENTS OF CHANGES IN CAPITAL DEFICIENCY
                                    (Note A)

                                                        Common Stock                                        Deficit
                                    -----------------------------------------------------                 Accumulated
                                             Class A                     Class B             Additional     During
                                    -------------------------   -------------------------     Paid-in     Development
                                       Shares        Amount        Shares        Amount       Capital        Stage         Total
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
Common stock issued at inception        102,000   $     1,020       102,000   $     1,020   $    (2,040)                $    -0-
Common stock issued in private
   placement, net of offering
   costs of$5,832  ..............       123,000         1,230                                   297,938                     299,168
Net loss ........................                                                                         $  (112,263)     (112,263)
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
Balance - September 30, 1995 ....       225,000         2,250       102,000         1,020       295,898      (112,263)      186,905
Common stock issued in private
   placement, net of offering
   costs of $13,533 .............       105,000         1,050                                   410,417                     411,467
Compensatory common stock issued         24,000           240                                    54,760                      55,000
Common stock issued in connection
   with purchase of software ....       102,000         1,020                                    (1,020)                     -0-
Conversion of debt into common
   stock ........................       228,000         2,280        42,000           420       482,943                     485,643
Net loss ........................                                                                          (1,214,093)   (1,214,093)
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
Balance - September 30, 1996 ....       684,000         6,840       144,000         1,440     1,242,998    (1,326,356)      (75,078)
Common stock issued .............       132,000         1,320       216,000         2,160       378,960                     382,440
Conversion of debt to common
   stock ........................        24,000           240                                    47,985                      48,225
Warrants issued in connection
   with the bridge units, net
   of costs of $4,823 ...........                                                               305,677                     305,677
Net loss ........................                                                                          (2,184,718)   (2,184,718)
                                    -----------   -----------   -----------   -----------   -----------   -----------   -----------
BALANCE - JUNE 30, 1997
   (Unaudited) ..................       840,000   $     8,400       360,000   $     3,600   $ 1,975,620   $(3,511,074)  $(1,523,454)
                                    ===========   ===========   ===========   ===========   ===========   ===========   ===========

                 See accompanying notes to financial statements.

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                          Successor to MegaVision, L.C.
                          (a development stage company)

                            STATEMENTS OF CASH FLOWS
                                    (Note A)

                                                  June 1, 1995                                           June 1, 1995   June 1, 1995
                                                  (Inception)                      Nine Months Ended      (Inception)    (Inception)
                                                    Through      Year Ended             June 30,            Through       Through
                                                  September 30, September 30, -------------------------   September 30,   June 30,
                                                      1995          1996          1996          1997         1996          1997
                                                  -----------   -----------   -----------   -----------   -----------   -----------
                                                                                     (Unaudited)                        (Unaudited)
Cash flows from operating activities:
  Net loss ....................................   $  (112,263)  $(1,214,093)  $  (807,775)  $(2,184,718)  $(1,326,356)  $(3,511,074)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
   Depreciation and amortization ..............                      33,206        27,628        36,741        33,206        69,947
   Amortization of discount on note
        payable - bridge units ................                                                 437,857                     437,857
   Noncash compensation and expense
        charges ...............................                     124,917        22,000       372,290       124,917       497,207
      Write down of worthless equipment .......                                                  32,865                      32,865
   Changes in assets and liabilities:
     (Increase) decrease in prepaid
       expenses and other assets ..............       (18,627)        9,258        (1,468)     (104,929)       (9,369)     (114,298)
     Increase in accounts payable and
       accrued expenses .......................         8,402       147,592        60,112       182,021       155,994       338,015
     Increase in due to related party .........                      29,000        29,000                      29,000        29,000
     Increase (decrease) in other liabilities .                       8,493         6,370        (5,661)        8,493         2,832
                                                  -----------   -----------   -----------   -----------   -----------   -----------
       Net cash used in operating
         activities ...........................      (122,488)     (861,627)     (664,133)   (1,233,534)     (984,115)   (2,217,649)
                                                  -----------   -----------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Acquisition of property and equipment .......       (88,499)      (18,692)      (12,243)      (30,749)     (107,191)     (137,940)
                                                  -----------   -----------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Increase (decrease) in bank overdraft .......                       9,914                      (9,914)        9,914
  Issuance of notes payable - bridge units ....                                               1,695,323                   1,695,323
  Net change in notes payable - bank and other                      110,794        63,652        41,031       110,794       151,825
  Net change in notes payable to related
    parties ...................................        31,152       434,491        96,248        10,000       465,643       475,643
  Principal payments on obligation under
   capital lease ..............................                                                  (3,340)                     (3,340)
  Net proceeds from issuance of common
    stock .....................................       299,168       282,633       400,000        10,150       581,801       591,951
  Proceeds from issuance of warrants ..........                                                 305,677                     305,677
  Deferred bridge unit costs ..................                     (36,846)                                  (36,846)      (36,846)
  Deferred offering costs .....................                     (40,000)                   (116,441)      (40,000)     (156,441)
                                                  -----------   -----------   -----------   -----------   -----------   -----------
       Net cash provided by financing
         activities ...........................       330,320       760,986       559,900     1,932,486     1,091,306     3,023,792
                                                  -----------   -----------   -----------   -----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH ...............       119,333      (119,333)     (116,476)      668,203         - 0 -       668,203
Cash - beginning of period ....................                     119,333       119,333
                                                  -----------   -----------   -----------   -----------   -----------   -----------
CASH - END OF PERIOD ..........................   $   119,333   $     - 0 -   $     2,857   $   668,203   $     - 0 -   $   668,203
                                                  ===========   ===========   ===========   ===========   ===========   ===========
Supplemental information:
  Interest paid during the period .............                 $     1,114                 $    15,397   $     1,114   $    16,511

                 See accompanying notes to financial statements.

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                          Successor to MegaVision, L.C.
                          (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                  (Information with respect to June 30, 1997)
                 and the nine-month periods ended June 30, 1997
                        and June 30, 1996 is unaudited)


(NOTE A)--The Company and Basis of Presentation:

      HealthCore Medical Solutions, Inc. ("HealthCore" or the "Company") was organized as a Delaware corporation in February 1997. The Company is in the development stage and intends to market and administer vision, hearing, drug and dental discount programs (the "HealthCare Solutions Card") which are designed to enable participants (members), who are enrolled through various organizations such as insurance carriers, corporations, and unions to realize savings on purchases of products and services. These savings will be obtained through a company-organized network of providers, such as opticians, chiropractors, optometrists, hearing specialists, pharmacists and dentists. The Company is the business successor to MegaVision, L.C. Through June 30, 1997, the Company, exclusive of test marketing, has not sold any "HealthCare Solutions Cards".

      In February 1997, MegaVision, L.C. ("MegaVision" or the "Predecessor"), a Missouri limited liability company in the development stage, merged into HealthCore, a newly formed entity. In conjunction with the merger, 1,100 member units of MegaVision were exchanged for 708,000 shares of Class A common stock of HealthCore and 600 member units of MegaVision were exchanged for 360,000 shares of Class B common stock of HealthCore. The business of the Company was conducted by MegaVision from June 1, 1995 to February 19, 1997. The merger described above has been accounted for in a manner similar to a pooling of interests and, except as otherwise indicated or where the context otherwise requires, the information set forth in these financial statements has been adjusted to give retroactive effect to the reorganization.

      The   Company   and   Predecessor   have  been   principally   devoted  to
organizational activities, raising capital, marketing and negotiating provider agreements.

      As further described in Note I, in February and March 1997, the Company received net proceeds of $1,964,000 from the sale of a private placement of subordinated notes and warrants ("Bridge Units"). The Company anticipates that the proceeds from the Bridge Units will be sufficient to fund its operations through September 30, 1997. The Company will require substantial additional funds to complete its current planned activities.

(NOTE B)--Summary of Significant Accounting Policies:

      [1] Cash and cash equivalents:

      Cash and cash equivalents include cash on hand, demand deposits and all highly liquid investments with a maturity of three months or less at the time of purchase.

      [2] Property and equipment:

      Property and equipment are recorded at cost. Depreciation and amortization are being provided on the straight-line method over the estimated useful lives of the assets. Equipment is depreciated over periods ranging from five to seven years. Leasehold improvements are amortized over the shorter of the lease term or their estimated useful life.

      Equipment under capital leases is recorded at the lesser of the present value of the lease payments or fair value of the equipment. Such equipment is amortized on a straight-line basis over the shorter of the lease term or its estimated useful life.

(continued)

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                          Successor to MegaVision, L.C.
                          (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                  (Information with respect to June 30, 1997)
                 and the nine-month periods ended June 30, 1997
                        and June 30, 1996 is unaudited)


(NOTE B)--Summary of Significant Accounting Policies: (continued)

      [3] Management estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

      [4] Net loss per share:

      Net loss per share was computed based upon the weighted average number of shares of common stock outstanding during the period excluding shares which are expected to be placed in escrow (see Note D). Those escrowed shares are common stock equivalents for purposes of calculating earnings per share. Since in 1996 and 1997, certain shares of common stock were issued at less than the anticipated offering price of the proposed initial public offering, all such shares of common stock have been included in the calculation of the weighted average shares outstanding for all periods presented using the treasury stock method based on the estimated initial public offering price, pursuant to the requirements of the Securities and Exchange Commission.

      The Company anticipates repaying the bridge notes with proceeds of the proposed initial public offering. Had the bridge notes not been initiated in 1997 and had the Company issued common stock instead, the net loss per share for the nine months ended June 30, 1997 would have been $(5.59) based upon an additional weighted average number of shares outstanding for the nine months ended June 30, 1997 of 85,600.

      [5] Interim financial statements:

      The accompanying interim financial statements at June 30, 1997 and for each of the nine-month periods ended June 30, 1997 and June 30, 1996 are unaudited. However, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary to be in conformity with generally accepted accounting principles have been made. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

      [6] Stock-based compensation:

      Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") allows companies to either expense the estimated fair value of employee stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net loss had the fair value of the options been expensed. The Company has elected to apply APB 25 in accounting for its employee stock options incentive plans.

      [7] Recently issued accounting standards:

      In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128") which is effective for periods ending after December 15, 1997. Management believes that "basic earnings per share," as defined, for each of the periods included in these financial statements would be substantially the same as the net loss per share amounts included on the statements of operations.
Additionally, the "diluted earnings per share," as defined, would be anti-dilutive.

(continued)

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                          Successor to MegaVision, L.C.
                          (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                  (Information with respect to June 30, 1997)
                 and the nine-month periods ended June 30, 1997
                        and June 30, 1996 is unaudited)


(NOTE B)--Summary of Significant Accounting Policies: (continued)

      [7] Recently issued accounting standards: (continued)

      Effective October 1, 1996 the Company adopted the provisions of a recently issued accounting standard regarding impairments of long-lived assets ("SFAS No. 121"). SFAS No. 121 requires entities to review long-lived assets and certain identifiable intangibles to be held and used, for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of this standard did not have a significant impact on financial position or results of operations as at and for the period ended June 30, 1997.

(NOTE C)--Property and Equipment:

      Property and equipment (at cost) consists of:

                                               September 30,   June 30,
                                                   1996         1997
                                                 --------     --------
          Equipment ........................     $ 60,800     $195,407
          Leasehold improvements ...........       46,391       46,391
                                                 --------     --------
                                                  107,191      241,798
          Less accumulated depreciation
            and amortization ...............       33,206       51,618
                                                 --------     --------
                Total ......................     $ 73,985     $190,180
                                                 ========     ========

      In April 1997, the Company acquired equipment under capital lease aggregating $175,865. Depreciation expense on this equipment totaled $8,793 for the nine months ended June 30, 1997.

(NOTE D)--Deferred Offering Costs:

      The Company has incurred deferred offering costs of $40,000 in connection with a proposed initial public offering ("IPO") through September 30, 1996 and $156,441 through June 30, 1997. The deferred costs will either be charged against the gross proceeds of the offering, or if not consummated, they will be charged to expense. Additionally, the Company will incur substantial additional offering costs and the current stockholders will be expected to place 900,000 shares of their Class A and Class B common stock into an escrow account. Some or all of these shares will be released upon the Company meeting certain performance goals or the stock price exceeding certain targets. If these goals are not met the shares will be canceled. However, should the goals be met, the release of the shares will result in the Company recognizing an additional expense equal to the market value of the shares released. A total of 400,000 shares of common stock held in escrow will be released if either (a) the Company's minimum pretax income, as defined, equals or exceeds $3,800,000 for the year ending September 30, 1998, $5,500,000 for the year ending September 30, 1999 or $7,500,000 for the year ending September 30, 2000 or (b) the average closing price of the common stock equals or exceeds $12.50 per share for a 30 trading day period in the 18-month period beginning with the consummation of the IPO or $16.50 per share for 30 trading days in the period beginning after 18 months after the consummation of the IPO ending 36 months after the IPO. All shares of common stock held in escrow will be released if either (a) the Company's minimum pretax income, as defined, equals or exceeds $4,600,000 for the year ending September 30, 1998,

(continued)

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                          Successor to MegaVision, L.C.
                          (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                  (Information with respect to June 30, 1997)
                 and the nine-month periods ended June 30, 1997
                        and June 30, 1996 is unaudited)


(NOTE D)--Deferred Offering Costs: (continued)

$6,600,000 for the year ending September 30, 1999 or $9,000,000 for the year ending September 30, 2000 or (b) the average closing price of the common stock equals or exceeds $15.00 per share for a 30 trading day period in the 18-month period beginning with the consummation of the IPO or $18.00 per share for 30 trading days in the period beginning after 18 months after the consummation of the IPO ending 36 months after the IPO.

(NOTE E)--Related Party Transactions:

      During the year ended September 30, 1996, the Company entered into an agreement to purchase certain software. The purchase price was $37,500 plus the issuance of 102,000 shares of the Company's Class A common stock. The cost of the acquired software was immediately expensed based on the Company's intention to distribute to providers certain software at no charge in conjunction with its discount programs. An employment agreement was executed with the software developer which was subsequently cancelled. At September 30, 1996 the Company's remaining liability under the purchase agreement was $29,000 which was converted into additional Class A common stock.

      During the nine months ended June 30, 1997, stockholders loaned the Company $160,553. Interest expense, at rates ranging from 8.5% to 11% per annum, aggregated $2,231. Additionally, beginning in November 1996, the Company has rented office space for $1,000 per month from an affiliate of the chairman.

      In February 1997, a minority stockholder agreed to cancel a consulting agreement with the Company in exchange for a $17,000 non interest bearing note, due and paid in March 1997 and a $60,000 note bearing interest at 8.5% per annum. At June 30, 1997, $10,000 remains outstanding.

      From April through June 1997, the Company loaned $37,200 to an officer/stockholder. Loans totaling $7,200 are unsecured and are due in August 1997 with interest at 8% per annum. The remaining $30,000 is due in monthly installments of $750 through August 1998 and the remaining balance plus any unpaid interest due in September 1998. This loan bears interest at 10% per annum and is secured by 15,000 shares of the Company's Class B common stock. Effective August 15, 1997, (i) no payments are due until February 15, 1998 and the maturity was extended to March 1999, and (ii) 15,000 shares of Class B common stock converted to 15,000 shares of Class A common stock. Prepaid expenses and other current assets includes $9,427 of such balance with the remaining $27,773, included in other assets, respectively.

(NOTE F)--Obligation Under Capital Lease:

      In April 1997, the Company entered into an obligation under a capital lease, with an affiliate of a stockholder, due in monthly installments of $6,472, including imputed interest at 25%, through January 2000. The following are the minimum future lease payments:

            Twelve Months
          Ending June 30,                                             Amount
           ---------------                                           --------
               1998 .............................................   $ 77,665
               1999 .............................................     77,665
               2000 .............................................     45,305
                                                                    --------
                                                                     200,635
               Less amount representing interest ................     53,999
                                                                    --------
               Present value of net minimum lease payments ......    146,636
               Less present value of net minimum
                 lease payments due within one year .............     45,977
                                                                    --------
                                                                    $100,659
                                                                    ========

(continued)

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                          Successor to MegaVision, L.C.
                          (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                  (Information with respect to June 30, 1997)
                 and the nine-month periods ended June 30, 1997
                        and June 30, 1996 is unaudited)


(NOTE G)--Notes Payable--Bank:

      At September 30, 1996, the Company has loans outstanding bearing interest between 7% and 10.75%. The loans are collateralized by a life insurance policy or certificates of deposits of stockholders of the Company. During the nine months ended June 30, 1997, the maturity dates on these loans were extended to November 1997 and the Company borrowed an additional $61,674 under the same terms.

(NOTE H)--Notes Payable--Others:

      [1] The Company had entered into a financing arrangement with DHF International, Inc. ("DHF") which represented two short-term notes secured by computer equipment owned by the Company. The notes, originally due September 24, 1996 and February 28, 1997, were restructured in October 1996. Under the restructuring agreement the collateral remained the same, however, the Company was obligated to pay DHF $50,000. The payment terms were $20,000 on December 1, 1996, and $10,000 on each of January 1, 1997, February 1, 1997 and March 1, 1997. However, subsequently DHF cancelled the Company's obligation to pay and transferred all rights, title and interest in the computer equipment to the Company, in exchange for 24,000 shares of the Company's Class A common stock and a right of first refusal with respect to the leasing of equipment to the Company.

      [2] A demand loan payable in the amount of $7,500 was repaid subsequent to September 30, 1996.

(NOTE I)--Notes Payable--Bridge Units:

      In February and March 1997, the Company sold 46 Bridge Units, each consisting of a $50,000, 10% subordinated note and warrants to purchase 25,000 shares of Class A common stock. The notes are due the earlier of the closing of the IPO or February 1998. If warrants exercisable into Class A common stock are issued in connection with the IPO, these warrants will convert into the IPO warrants. If the IPO is not completed or warrants are not offered in the IPO, the warrants become exercisable into Class A common stock at $4.00 per share in February 1998 and expire in February 2000. The Company received $1,964,154, net of offering costs. One Bridge Unit was purchased by the chairman of the board and his wife and one-half of a Bridge Unit was purchased by a director, on the same terms as the other Bridge Units.

      The Company valued the warrants at $310,500. Accordingly, additional paid-in capital has been credited with $305,677 which represents the value of the warrants less the allocable portion of the offering costs. The short-term note has been discounted by the value of the warrants and the offering costs. The discount is being amortized as additional interest expense from the date of issuance to August 15, 1997, the anticipated maturity date.

(NOTE J)--Capital Deficiency:

      [1] Contributed capital:

      In accordance with the unanimous written consent of the stockholders and managers of the Company, certain stockholders' loans and other amounts owed by the Company totalling $465,643 were converted into Class A and Class B common stock effective as of September 30, 1996 at an exchange rate of $1.85 per share. Such exchange did not affect the results of operations.

(continued)

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                          Successor to MegaVision, L.C.
                          (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                  (Information with respect to June 30, 1997)
                 and the nine-month periods ended June 30, 1997
                        and June 30, 1996 is unaudited)


(NOTE J)--Capital Deficiency: (continued)

      [2] Issuance of Class A common stock:

      In February 1997, the Company issued an assignee of M.K.D. Capital Corp. ("M.K.D."), 132,000 shares of Class A common stock for total consideration of $149,160. The shares were valued at their fair value at the date of issuance. M.K.D. paid $3,850 in cash and the remaining $145,310 has been charged to operations for services rendered.

      [3] Issuance of Class B common stock:

      In November 1996, the Company entered into an agreement to issue 216,000 shares of Class B common stock for $6,300 to the chairman of the board of directors. The Company valued these shares at $233,280, their estimated fair value at the date of issuance, and charged $226,980 to operations in the three months ended December 31, 1996.

      [4] Stock option plan:

      In 1997, the Company adopted a stock option plan under which 200,000 shares of Class A common stock are reserved for issuance upon exercise of either incentive or nonincentive stock options which may be granted from time to time by the board of directors to employees and others. In May and July 1997, the Company granted options to purchase 57,500 shares of Class A common stock at $5 per share. The options become exercisable during the period from August 1997 through July 2000 and expire in May through July 2007.

      [5] Shares reserved for issuance:

      The Company has reserved 1,634,000 shares of its Class A common stock for issuance upon exercise of the outstanding warrants and options.

      [6] Common and preferred stock:

      The shares authorized aggregate 19,640,000 shares of Class A common stock, 360,000 shares of Class B common stock and 5,000,000 shares of preferred stock all with $.01 par value. The Class A and Class B shares of common stock are substantially identical except that the Class A common stockholders have the right to cast one vote per share and the Class B common stockholders have the right to cast five votes per share. Upon the occurrence of certain events, the Class B shares automatically convert into Class A shares. Effective August 15, 1997, 144,000 shares of Class B common stock converted into 144,000 shares of Class A common stock.

(NOTE K)--Income Taxes:

      Prior to March 1997, the Company was a limited liability company and was not subject to income taxes, however the Company's income or loss is required to be recognized by the members and taxed on their individual income tax returns. Accordingly, the losses incurred through February 1997 will not be available to offset the Company's future taxable income, if any.

      The Company's deferred tax asset at June 30, 1997 represents a benefit from net operating loss carryforward of $462,000 which is reduced by a valuation allowance of $462,000 since the likelihood of realization of such tax benefit is not presently determinable. The Company's provision for income taxes for the nine months ended June 30, 1997 are comprised of the deferred tax items.

(continued)

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                          Successor to MegaVision, L.C.
                          (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                  (Information with respect to June 30, 1997)
                 and the nine-month periods ended June 30, 1997
                        and June 30, 1996 is unaudited)


(NOTE K)--Income Taxes: (continued)

      The difference between the statutory federal income tax rate on the Company's net loss and the Company's effective income tax rate for the nine month period ended June 30, 1997 is summarized as follows:

          Statutory federal income tax rate ...............       34.0%
          Loss available to members .......................      (10.3)
          Compensation charge .............................       (2.6)
          Increase in valuation allowance .................      (21.1)
                                                                  ----
          Effective income tax rate .......................        0.0%
                                                                  ====

(NOTE L)--Fair Value of Financial Instruments:

      The estimated fair value of financial instruments has been determined based on available market information and appropriate valuation methodologies. The carrying amounts of cash, accounts payable, notes payable to bank and others approximate fair value at September 30, 1996 and June 30, 1997 because of the short maturity of these financial instruments. The fair value estimates were based on information available to management as of September 30, 1996 and June 30, 1997.

(NOTE M)--Commitments, Contingency and Other Matters:

      [1] Operating leases:

      The Company leases office space and equipment under operating leases with initial or remaining terms of one year or more expiring through June 2000. Certain leases obligate the Company for property taxes, insurance and maintenance. Future minimum rental payments under these leases are as follows:

            Twelve Months
          Ending June 30,                                        Amount
           ---------------                                      --------
               1998 .......................................     $ 96,000
               1999 .......................................       85,822
               2000 .......................................       64,795
                                                                --------
                                                                $246,613
                                                                ========

      Rent expense inclusive of taxes, maintenance and insurance, aggregated $43,312 for the year ended September 30, 1996, $45,273 for the nine months ended June 30, 1997 and $22,223 for the nine months ended June 30, 1996.

      In May 1997, the Company entered into an operating equipment lease which requires, among other things, a $70,000 initial payment and, until certain covenants are met, an $85,000 irrevocable stand by letter of credit. As of June 30, 1997, the Company has not accepted the equipment and the lease has not commenced, however, the Company paid the initial $70,000 payment which has been included in other assets. Additionally, the Company is in the process of obtaining the stand by letter of credit and has been informed by its bank that the bank will require an $85,000 certificate of deposit as security.

(continued)

                       HEALTHCORE MEDICAL SOLUTIONS, INC.
                          Successor to MegaVision, L.C.
                          (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                  (Information with respect to June 30, 1997)
                 and the nine-month periods ended June 30, 1997
                        and June 30, 1996 is unaudited)


(NOTE M)--Commitments, Contingency and Other Matters: (continued)

      [2] Broker agreement:

      In October 1996, the Company entered into an agreement with M.K.D. which was modified January 16, 1997 that provides for M.K.D. to introduce the Company to businesses that may be interested in either purchasing products or services from the Company or providing services under the HealthCare Solutions Card. In the event the introductions lead to the purchase of the Company's products, M.K.D. will receive a commission equal to 3% of gross payments. Gross payments shall mean payments collected by or on behalf of any business contact for any of the Company's products, less any direct manufacturing costs incurred by the Company in the production of such products and any broker's commissions payable. In addition, in connection with the January 1997 modification, the Company issued 132,000 shares of Class A common stock to M.K.D.'s assignee for $3,850 (see Note J[2]).

      [3] Self-insurance:

      The Company had been self-insured for its workers' compensation insurance benefits. In March 1997, the Company obtained workers' compensation coverage from a commercial insurance carrier.

(NOTE N)--Subsequent Event:

     In September 1997, the Company granted warrants to purchase 284,000 shares of Class A Common Stock to its Chairman of the Board and Cheif Executive Officer. The warrants are exercisable at $1.00 per share and expire in September 2007. The Company has valued these warrants at $416,922, the estimated Fair market value of the warrants at the date of grant, and expects to incur a non-cash charge to operations of $416,922 in the quarter ending September 30, 1997. Of the 284,000 shares, 142,000 are immediately exercisable and the remaining 142,000 will become exercisable upon the Company meeting certain performance goals or the stock price exceeding certain targets. If these targets are not met the warrants will be canceled. However, should the goals be met, the Company will recognize an additional expense equal to the fair market value of the portion of the warrants subject to such targets. The warrants will become exercisable if either (a) the Company's minimum pretax income, as defined, equals or exceeds $3,800,000 for the year ending September 30, 1998, $5,500,000 for the year ending September 30, 1999 or $7,500,000 for the year ending September 30, 2000 or (b) the average closing price of the common stock equals or exceeds $12.50 per share for a 30 trading day period in the 18-month period beginning with the consummation of the IPO or $16.50 per share for 30 trading days in the period beginning after 18 months after the consummation of the IPO to 36 months after the IPO.

      [The following paragraph describes a graphic in the printed material]

The artwork contains  pictures of (i) the Company's  HealthCare  Solutions Card,
(ii) a caduceus, (iii) pharmaceutical pills and (iv) a health care professional. The artwork also contains the following legends: "It's a savings card. Not an insurance plan." and "The simplicity of the HealthCare Solutions Card makes it easy to market to consumers." The second legend also describes the benefits of the HealthCare Solutions Card.

================================================================================

   No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer, or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein contained is correct as of any time subsequent to the date of this Prospectus.

                               ------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary ........................................................    3
Risk Factors ..............................................................    7
Use of Proceeds ...........................................................   16
Dividend Policy ...........................................................   17
Capitalization ............................................................   18
Dilution ..................................................................   19
Selected Financial Data ...................................................   20
Management's Discussion and Analysis of
 Financial Condition and Results of Operations ............................   21
Business ..................................................................   24
Management ................................................................   32
Certain Transactions ......................................................   37
Principal Stockholders ....................................................   39
Description of Securities .................................................   42
Shares Eligible for Future Sale ...........................................   46
Underwriting ..............................................................   47
Legal Matters .............................................................   49
Experts ...................................................................   49
Additional Information ....................................................   50
Index to Financial Statements .............................................  F-1
                               ------------------

     Until , 1997, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================


================================================================================


                                 1,760,000 Units

                                   HEALTHCORE
                                     MEDICAL
                                 SOLUTIONS, INC.


                         Consisting of 1,760,000 shares
                           of Class A Common Stock and
                      1,760,000 Redeemable Class A Warrants

                                  ------------
                                   PROSPECTUS
                                  ------------


                              D.H. BLAIR INVESTMENT
                                  BANKING CORP.


                               _____________, 1997

================================================================================

                                     PART II

                     Information Not Required in Prospectus

Item 13.  Other Expenses of Issuance and Distribution

     The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions) are as follows:

                                                                         Amount
                                                                         ------
SEC Registration Fee ........................................           $  7,721
NASD Filing Fees ............................................              3,048
Nasdaq Filing Fees ..........................................             18,000
Printing and Engraving Expenses .............................            100,000
Accounting Fees and Expenses ................................            150,000
Legal Fees and Expenses .....................................            200,000
Blue Sky Fees and Expenses ..................................             25,000
Transfer Agent's Fees and Expenses ..........................             10,000
Miscellaneous Expenses ......................................             61,231
                                                                        --------
        Total ...............................................           $575,000
                                                                        ========

Item 14.  Indemnification of Directors and Officers

     The Amended and Restated  Certificate of  Incorporation  and By-Laws of the
Registrant provide that the Company shall indemnify any person to the full extent permitted by the General Corporation Law of the State of Delaware (the "DGCL"). Section 145 of the DGCL, relating to indemnification, is hereby incorporated herein by reference.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's Amended and Restated Certificate of Incorporation, By-Laws and the DGCL, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company's Amended and Restated Certificate of Incorporation includes certain provisions permitted pursuant to Delaware law whereby officers and directors of the Company are to be indemnified against certain liabilities. The Company's Amended and Restated Certificate of Incorporation also limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence, except liability for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

     In accordance with Section 102(a) (7) of the DGCL, the Amended and Restated Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(a) (7).


     The Registrant has also entered into indemnification agreements with each of its officers and directors, the form of which is filed as Exhibit 10.4 and reference is hereby made to such form.


     Reference is made to Section 6 of the Underwriting Agreement (Exhibit 1.1) which provides for indemnification by the Underwriters of the Registrant, its officers and directors.

Item 15.  Recent Sales of Unregistered Securities

     During the last three years, the Registrant has sold and issued the following unregistered securities:

     In February 1997, in connection with the merger of MegaVision L.C. into the Registrant, the Registrant issued an aggregate of 684,000 shares of Class A Common Stock and 360,000 shares of Class B Common Stock to the former members of MegaVision L.C.

     In February 1997, the Registrant sold 132,000 and 24,000 shares of Class A Common Stock to an affiliate of MKD Capital Corp. and DHF International Inc., respectively, at a purchase price of approximately $.03 and $2.01, respectively, per share. In connection with the sale of shares of Class A Common Stock sold to M.K.D., M.K.D. agreed to modify an existing contract with the Registrant and reduce the commissions it will be entitled to receive from the Registrant for sales of the Registrant's products originated by M.K.D. and for introducing the Registrant to additional networks of health care providers, if such networks enter into a contract with the Registrant.

     The above transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. The sale of securities was without the use of an underwriter, and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act of 1933, as amended. The foregoing recipients of Common Stock of the Registrant were (i) six accredited investors, as defined in Rule 501 of Regulation D promulgated under
Section 4(2) of the Securities Act, (ii) four officers or directors of the Registrant and (iii) two sophisticated investors capable of evaluating an investment in the Registrant. All of the sophisticated investors had adequate access to information about the Registrant. In addition, the recipients of securities in each such transaction represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

     In February and March 1997, the Company issued an aggregate of 46 units, each unit consisting of a subordinated note in the principal amount of $50,000 bearing interest at 10% per annum and warrants to purchase 25,000 shares of Class A Common Stock at an exercise price of $4.00 per share (assuming the offering contemplated by this Registration Statement is not consummated) to 64 accredited investors for an aggregate purchase price of $2,300,000. The units were issued pursuant to an exemption from registration provided by Regulation D promulgated under Section 4(2) of the Securities Act. The Representative acted as the Registrant's placement agent in connection with these private placements. In connection therewith, the Registrant paid sales commissions in the aggregate amount of $230,000 and a non-accountable expense allowance in the aggregate amount of $69,000.

Item 16.  Exhibits and Financial Statement Schedules

  (a) Exhibits

     1.1*  --  Form of Underwriting Agreement

     3.1*  --  Amended and Restated Certificate of Incorporation of the
               Registrant
     3.2*  --  By-laws of the Registrant
     4.1*  --  Form of Bridge Note
     4.2*  --  Bridge Warrant Agreement
     4.3*  --  Form of Warrant Agreement

     4.4*  --  Form of Representative's Unit Purchase Option
     5.1*  --  Opinion of Bachner, Tally, Polevoy & Misher LLP

    10.1*  --  1997 Stock Option Plan
    10.2*  --  Amended and Restated Escrow Agreement dated as of
               July  31,  1997 by and between the Registrant, American
               Stock Transfer & Trust Company and certain stockholders of the Registrant
    10.3*  --  Form of Network Provider Agreement
    10.4*  --  Form of Indemnification Agreement
    10.5*  --  Lease Agreement for office space in Grandview, Missouri between the Registrant and J.C. Nichols Company, as amended by an Assignment and First Amendment of Lease dated July 18, 1997.
    10.6*  --  Voting Agreement dated June 5, 1997 by and between
               Theodore W. White, Jr. and Neal J. Polan
    10.7*  --  Form of Broker Agreement
    10.8*  --  Agreement between M.K.D. Capital Corp. and the Registrant, as amended.

    23.1*  --  Consent of Bachner, Tally, Polevoy & Misher LLP-- Included
               in Exhibit 5.1
    23.2   --  Consent of Richard A.  Eisner & Company,  LLP -- Included on
               Page II-5
    24.1*  --  Power of  Attorney

    27.1   --  Financial Data Schedule

--------------
  *  Previously filed.

Item 17.  Undertakings

     (1) The undersigned Registrant hereby undertakes that it will:

          (a) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act,

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and

               (iii) Include any additional or changed material information on the plan of distribution.

          (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of this offering.

     (2) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (4) The undersigned Registrant hereby undertakes that it will:

          (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

          (b) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grandview, State of Missouri on the 9th day of October, 1997.


                                              HEALTHCORE MEDICAL SOLUTIONS, INC.

                                              By: /s/    NEAL J. POLAN
                                                  ------------------------------
                                                         Neal J. Polan
                                                         Chairman and
                                                    Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates stated.

       Signature                      Title                          Date
       ---------                      -----                          ----

/s/     NEAL J. POLAN        Chairman of the Board             October 9, 1997
--------------------------     and Chief Executive Officer
        Neal J. Polan          (principal executive officer)


/s/ JAMES H. STEINHEIDER     Chief Operating Officer and       October 9, 1997
--------------------------     Chief Financial Officer
    James H. Steinheider      (principal financial and
                               accounting officer)


/s/ NORMAN H. WERTHWEIN      Director                          October 9, 1997
--------------------------
    Norman H. Werthwein

/s/    ELI LEVITIN           Director                          October 9, 1997
--------------------------
       Eli Levitin


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

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the inclusion in this registration statement on Form SB-2 of our report dated October 31, 1996 (with respect to Notes A, H, I and J March 13,
1997), on the financial statements of HealthCore Medical Solutions, Inc. as at September 30, 1996 and for the year then ended and the periods from June 1, 1995 (inception) through September 30, 1995 and June 1, 1995 (inception) through September 30, 1996. We also consent to the reference to our firm under the captions "Selected Financial Data" and "Experts."

Richard A. Eisner & Company, LLP

New York, New York

October 10, 1997



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